Exhibit 10.5

LOAN, SECURITY AND GUARANTY AGREEMENT

Dated as of February 22, 2023

ATLAS SAND COMPANY, LLC,

as a Borrower,

AND CERTAIN OF ITS SUBSIDIARIES,

as Guarantors,

BANK OF AMERICA, N.A.,

as Agent

and

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

i

Section 7.	COLLATERAL	74
7.1	Grant of Security Interest	74
7.2	Lien on Deposit Accounts; Cash Collateral	75
7.3	Pledged Collateral	75
7.4	Real Estate Collateral	79
7.5	Other Collateral	80
7.6	Limitations	81
7.7	Further Assurances	81

Section 8.	COLLATERAL ADMINISTRATION	81
8.1	Borrowing Base Reports	81
8.2	Accounts	81
8.3	Inventory	82
8.4	[Reserved]	83
8.5	Administration of Deposit Accounts and Securities Accounts	83
8.6	General Provisions	83
8.7	Power of Attorney	84

Section 9.	REPRESENTATIONS AND WARRANTIES	85
9.1	General Representations and Warranties	85

Section 10.	COVENANTS AND CONTINUING AGREEMENTS	93
10.1	Affirmative Covenants	93
10.2	Negative Covenants	99
10.3	Fixed Charge Coverage Ratio	110

Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	110
11.1	Events of Default	110
11.2	Remedies upon Default	112
11.3	License	113
11.4	Setoff	113
11.5	Remedies Cumulative; No Waiver	113
11.6	Right to Cure	114

Section 12.	AGENT	115
12.1	Appointment, Authority and Duties of Agent	115
12.2	Agreements Regarding Collateral and Borrower Materials	116
12.3	Reliance By Agent	117
12.4	Action Upon Default	117
12.5	Ratable Sharing	117
12.6	Indemnification	118
12.7	Limitation on Responsibilities of Agent	118
12.8	Successor Agent and Co-Agents	118
12.9	Due Diligence and Non-Reliance	119
12.10	Remittance of Payments and Collections	120
12.11	Individual Capacities	120
12.12	Titles	120
12.13	Certain ERISA Matters	121
12.14	Bank Product Providers	121

12.15	No Third Party Beneficiaries	122

Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	122
13.1	Successors and Assigns	122
13.2	Participations	122
13.3	Assignments	123
13.4	Replacement of Certain Lenders	124

Section 14.	MISCELLANEOUS	124
14.1	Consents, Amendments and Waivers	124
14.2	Indemnity	126
14.3	Notices and Communications	126
14.4	Performance of Obligors’ Obligations	128
14.5	Credit Inquiries	128
14.6	Severability	128
14.7	Cumulative Effect; Conflict of Terms	128
14.8	Execution	129
14.9	Entire Agreement	129
14.10	Relationship with Lenders	129
14.11	No Advisory or Fiduciary Responsibility	129
14.12	Confidentiality	130
14.13	[Reserved]	130
14.14	GOVERNING LAW	130
14.15	Consent to Forum	131
14.16	Waivers	131
14.17	Acknowledgement Regarding Supported QFCs	132
14.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	133
14.19	Patriot Act Notice	133
14.20	Intercreditor Agreement	133
14.21	NO ORAL AGREEMENT	134

LIST OF EXHIBITS AND SCHEDULES
EXHIBIT A	Assignment
EXHIBIT B	Compliance Certificate

SCHEDULE 1.1(a) SCHEDULE 1.1(b) SCHEDULE 6.1(o)	Commitments of Lenders Specified Foreign Account Debtors Closing Date Mortgaged Properties
SCHEDULE 7.3	Pledged Collateral
SCHEDULE 7.5 SCHEDULE 8.2.1	Commercial Tort Claims Borrowing Base Reporting
SCHEDULE 8.5	Deposit Accounts and Securities Accounts
SCHEDULE 8.6.1	Business Locations
SCHEDULE 9.1.6	Environmental Matters
SCHEDULE 9.1.14(a)	Obligors and Subsidiaries

SCHEDULE 9.1.14(b)	Capitalization
SCHEDULE 9.1.15	Entity Information
SCHEDULE 9.1.16(b)	Sand Mines
SCHEDULE 9.1.20	Swap Obligations
SCHEDULE 9.1.23	Major Material Contracts
SCHEDULE 9.1.27	Credit Card Agreements
SCHEDULE 10.1.11	Post-Closing Obligations
SCHEDULE 10.2.1	Existing Debt
SCHEDULE 10.2.2	Existing Liens
SCHEDULE 10.2.3	Restrictive Agreements
SCHEDULE 10.2.4	Existing Investments
SCHEDULE 10.2.14	Existing Affiliate Transactions

LOAN, SECURITY AND GUARANTY AGREEMENT

THIS LOAN, SECURITY AND GUARANTY AGREEMENT is dated as of February 22, 2023 (as amended, modified or supplemented from time to time, this “Agreement”), among ATLAS SAND COMPANY, LLC, a Delaware limited liability company (the “Company” and a “Borrower”, and together with any Restricted Subsidiary of the Company that becomes party to this Agreement as an additional Borrower after the date hereof, collectively, “Borrowers”), and certain of their Subsidiaries, as Guarantors, the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1. DEFINITIONS; RULES OF CONSTRUCTION.

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

ABL Priority Collateral: as defined in the Intercreditor Agreement.

Accounts Formula Amount: the sum of (a) 90% of the Value of Eligible Accounts and (b) the lesser of (i) 80% of the Value of Eligible Unbilled Accounts and (ii) 15% of the Borrowing Base.

Acquisition: a transaction or series of transactions resulting in (a) the acquisition of (i) a business, division or substantially all assets of a Person or (ii) record or beneficial ownership of 50% or more of the Equity Interests of a Person or (b) the merger, consolidation or combination of an Obligor or Restricted Subsidiary with another Person.

Affected Financial Institution: any EEA Financial Institution or UK Financial Institution.

Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person. Without limitation to the foregoing, any Person that directly or indirectly holds 10% or more of the Equity Interests of another Person shall be deemed to be an Affiliate of that Person for purposes of this Agreement.

Agent: as defined in the introductory paragraph hereof.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates and Agent Professionals.

Agent Professionals: attorneys, accountants, appraisers, auditors, advisors, consultants, agents, service providers, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent.

Agreement: as defined in the introductory paragraph hereof.

Allocable Amount: as defined in Section 5.10.3.

Anti-Corruption Law: any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and Patriot Act.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined by the average daily Availability as a percentage of the Borrowing Base for the last Fiscal Quarter:

Level	Average Daily Availability as a Percentage of the Borrowing Base	Base Rate Loans	Term SOFR Loans
I	> 67%	0.50%	1.50%
II	> 33% < 67%	0.75%	1.75%
III	< 33%	1.00%	2.00%

Until March 31, 2023, margins shall be determined as if Level I were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver a Borrowing Base Report when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.

Applicable Reporting Entity: (a) at any time prior to an IPO Event, the Company and (b) at any time from and after the occurrence of an IPO Event, the public Parent Entity of the Company; provided that the calculations of Consolidated Net Income, Consolidated Net Tangible Assets, the Consolidated Leverage Ratio, Consolidated Total Debt, Consolidated Total Net Debt, Consolidated Interest Expense, EBITDA, Fixed Charges, the Fixed Charge Coverage Ratio and any component of the foregoing shall only include amounts attributable to the Company and its Restricted Subsidiaries.

Applicable Trigger: the greater of $7,500,000 or 12.5% of the Borrowing Base.

Approved Fund: any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial bank asset based revolving loans in its ordinary course of activities.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens on Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Dilution Reserve; (f) reserves for taxes; (g) royalty reserves; and (h) additional reserves in amounts and with respect to matters as Agent may establish from time to time in its Permitted Discretion upon, so long as no Event of Default is continuing, two (2) Business Days’ prior written notice (which may be by email) to Borrower Agent (which notice shall include a reasonably detailed description of such reserve being established). During such two (2) Business Day period, (i) Agent shall, if requested by Borrower Agent, discuss any such reserve or change with Borrower Agent and Borrower Agent may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent satisfactory to Agent in its Permitted Discretion and (ii) no Loan or Letter of Credit may be requested if an Overadvance would result therefrom assuming implementation of such reserve or change. Notwithstanding anything to the contrary herein, (x) the amount of any such reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve, (y) no reserves shall be duplicative of reserves already accounted for through eligibility criteria, and (z) no notice shall be required for changes in the amount of existing reserves resulting solely from mathematical calculations.

Available Equity Amount: as of any date of determination, an amount equal to, without duplication, but only to the extent Not Otherwise Applied, the amount of any capital contributions or proceeds from issuances of Equity Interests, in each case, received in cash by the Company after the Closing Date (excluding any Pass-Through Equity Contribution) and either (a) substantially contemporaneously applied upon receipt as a usage of the Available Equity Amount or (b) deposited into and continuously maintained in a segregated Deposit Account until applied as a usage of the Available Equity Amount, but excluding, in each case, all proceeds from the issuance of Disqualified Equity Interests, proceeds from any IPO Event and Cure Amounts; provided that during a Trigger Period the Available Equity Amount shall not be available to be used.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation: with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank of America: as defined in the introductory paragraph hereof.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

Bank Product: any of the following products or services extended to an Obligor or Restricted Subsidiary of an Obligor by a Lender or any of its Affiliates: (a) Cash Management Services; (b) Swaps; (c) commercial credit card and merchant card services; and (d) other banking products or services, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Term SOFR for a one month interest period as of such day, plus 1.0%; provided, that in no event shall the Base Rate be less than 1.0%.

Base Rate Loan: a Loan that bears interest based on the Base Rate.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

Beneficial Ownership Regulation: as defined in 31 C.F.R. §1010.230.

Benefit Plan: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

Borrowed Money: with respect to any Obligor or Subsidiary, without duplication, (a) any obligation that (i) arises from the lending of money by any Person to such Obligor or Subsidiary, (ii) is evidenced by notes, loan agreements, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business and not more than 90 days past due), or (iv) was issued or assumed as full or partial payment for Property or services; (b) Capital Leases; (c) non-contingent letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Materials: Borrowing Base Reports, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other information, reports, financial statements and materials delivered by Obligors under the Loan Documents, as well as Reports and other information provided by Agent to Lenders in connection with the credit facility established by this Agreement.

Borrowers: as defined in the introductory paragraph hereof, together with any additional borrower joined following the Closing Date pursuant to Section 10.1.9.

Borrowing: Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination and based on the most recent Borrowing Base Report (as it may be adjusted hereunder), an amount equal to the lesser of (a) the aggregate Commitments; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.

Borrowing Base Report: a report of the Borrowing Base, in form and substance reasonably satisfactory to Agent, by which Borrowers certify as to the calculation of the Borrowing Base.

Brigham Exploration: any of (a) Brigham Exploration Company, LLC, (b) BEXP I GP, LLC and/or (c) BEXP I, LP.

Brigham Family: collectively: (a) the lineal descendants by blood or adoption of Bud Brigham (“descendants”), and the spouses and surviving spouses of such descendants, (b) any estate, trust, guardianship, custodian or other fiduciary arrangement for the primary benefit of any one or more individuals described in clause (a) of this definition, and (c) any corporation, partnership, limited liability company or other business organization so long as (i) one or more individuals or entities described in clause (a) or (b) of this definition possess, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership, limited liability company or other business organization, and (ii) substantially all of the ownership, beneficial or other Equity Interests in such corporation, partnership, limited liability company or other business organization are owned, directly or indirectly, by one or more individuals or entities described in clause (a) or clause (b) of this definition (any such corporation, partnership, limited liability company or other business organization, the “Eligible Affiliates”).

Business Day: any day except a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina or New York City.

Capital Expenditures: for any period of determination, the sum of (a) the aggregate of all expenditures incurred by the Company and its Restricted Subsidiaries during such period for purchases of property, plant and equipment or similar items (other than repairs in the Ordinary Course of Business that are expensed as income statement items) which, in accordance with GAAP, are or should be included in the statement of cash flows of the Company and its Restricted Subsidiaries during such period, net of (b) proceeds received by the Company or its Restricted Subsidiaries from dispositions of property, plant and equipment or similar items reflected in the statement of cash flows of the Company and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation or condemnation awards paid on account of a casualty or condemnation event,

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of property, plant or equipment to the extent financed with the proceeds of dispositions of assets outside the Ordinary Course of Business,

(iv) expenditures that constitute any part of consolidated lease expense to the extent relating to operating leases,

(v) any expenditures made as payments of the consideration for a Permitted Acquisition (or Investments similar to those made for a Permitted Acquisition and Permitted Parent Entity Investments), and

(vi) expenditures to the extent the Company or any of its Restricted Subsidiaries has received reimbursement in cash from a Person that is not an Affiliate of any of the Obligors and for which neither the Company nor any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person.

Capital Lease: any financing lease or lease required to be capitalized for financial reporting purposes in accordance with GAAP, subject to Section 1.2.

Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) 103% of LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including fees, expenses, indemnification obligations and Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within one year of the date of acquisition; and (e) shares of any money market fund that has not less than 90% of its assets invested continuously in the types of investments referred to above.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, blocked account, lockbox and stop payment services.

Casualty Event: means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Obligor.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) at any time prior to the consummation of an IPO Event, (i) Bud Brigham and/or the Brigham Family shall cease to have the authority, directly or indirectly, to appoint a majority of the members of the board of managers of the Company or (ii) Bud Brigham and/or the Brigham Family shall cease to own, directly or indirectly, more than 50% of the Equity Interests of the Company held, directly or indirectly, by Bud Brigham and the Brigham Family in the Company as of the Closing Date; (b) at any time after the consummation of an IPO Event, any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), that does not include Bud Brigham or the Brigham Family, shall at any time have acquired, beneficially or of record, direct or indirect ownership (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934, as amended) of 50% or more of the economic and/or voting interest in the Equity Interests in the Company (other than as a result of the direct or indirect acquisition by a Parent Entity of additional Equity Interests in the Company); (c) the Company ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Borrowers; or (d) a “change of control” or similar event occurs under the Term Loan Agreement or any other Material Debt.

Claims: subject to the Legal Expenses Limitation, all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable out-of-pocket attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or exit of Agent or any Lender) incurred by or asserted against any Indemnitee by an Obligor or other Person, relating to any (a) Loan, Letter of Credit, Loan Document, Borrower Materials or related transaction, (b) action taken or omitted in connection with this credit facility, (c) existence or perfection of Liens or realization on Collateral, (d) exercise of rights or remedies under a Loan Document or Applicable Law, (e) failure by an Obligor to perform or observe any term of a Loan Document, or (f) reliance by an Indemnitee on an electronic signature, record or Communication, in each case including all reasonable and documented out-of-pocket costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an appeal or Insolvency Proceeding), whether or not an Indemnitee or Obligor is a party.

Closing Date: as defined in Section 6.1.

CME: CME Group Benchmark Administration Limited.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Commitments” means the aggregate amount of all Lenders’ Commitments. As of the Closing Date, the aggregate amount of the Commitments is $75,000,000.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. §1 et seq.).

Communication: any notice, request, election, representation, certificate, report, disclosure, statement, authorization, approval, consent, waiver, document, amendment or transmittal of information of any kind in connection with a Loan Document, including any Borrower Materials or Modification of a Loan Document.

Compliance Certificate: a certificate, in the form of Exhibit B or otherwise reasonably satisfactory to Agent, by which Obligors (a) make certain representations and warranties and (b) certify (i) compliance with Section 10.3, (ii) that no Default or Event of Default has occurred and is continuing, and (iii) certain financial statements.

Conforming Changes: with respect to use, administration of or conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of Base Rate, SOFR, Term SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent’s discretion, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of any Loan Document).

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated) or are franchise or branch profits Taxes.

Consolidated Interest Expense: for any period of determination, total interest expense of the Company and its Restricted Subsidiaries on a consolidated basis with respect to all of the outstanding Debt of the Company and its Restricted Subsidiaries (excluding interest paid-in-kind, amortization of financing fees, and other non-cash interest expense and net of cash interest income).

Consolidated Leverage Ratio: as of any date of determination, the ratio of (a) Consolidated Total Net Debt to (b) EBITDA for the four Fiscal Quarter period most recently ended, in each case calculated based on the financial statements most recently delivered whether as Historical Financial Statements or pursuant to Section 10.1.2(a) or 10.1.2(b).

Consolidated Net Income: for any period of determination, the consolidated net income (or loss) of the Company and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP; provided, that there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Company or any of its Restricted Subsidiaries. For the avoidance of doubt, Consolidated Net Income shall exclude the income or loss of Unrestricted Subsidiaries (including by equity method accounting) other than to the extent set forth in the last sentence of the definition of EBITDA.

Consolidated Net Tangible Assets: at any date of determination, the total amount of consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis (including the Sand Reserves Value) after deducting, without duplication, therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) current maturities of long-term debt) and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed Fiscal Quarter, prepared in accordance with GAAP.

Consolidated Total Debt: as of any date of determination, without duplication, all of the consolidated Debt of the Company and its Restricted Subsidiaries (a) described in clauses (a), (b), (c), (d) and (e) of the definition herein of “Debt” and (b) described in clause (f) of the definition herein of “Debt” to the extent such Debt is comprised of guaranty obligations in respect of Debt of others of the type described in clause (a), (b), (c), (d) or (e) of the definition herein of “Debt”, excluding, in each case, any Debt with respect to letters of credit to the extent such letters of credit have not been drawn.

Consolidated Total Net Debt: as of any date of determination, the remainder of (a) Consolidated Total Debt minus (b) the aggregate amount of all Unrestricted Cash of the Company and its Restricted Subsidiaries on such date.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligation”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Control: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

Covenant Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, (ii) if no Loans or Letters of Credit (other than Letters of Credit that have been Cash Collateralized) are outstanding, Liquidity is less than the Applicable Trigger, or (iii) if any Loan or Letter of Credit (other than Letters of Credit that have been Cash Collateralized) is outstanding, Availability is less than the Applicable Trigger; and (b) continuing until, during each of the preceding 30 consecutive days, (i) no Event of Default has existed, (ii) in the case of a Covenant Trigger Period arising as a result of clause (a)(ii) above, Liquidity has been more than the Applicable Trigger at all times, and (iii) in the case of a Covenant Trigger Period arising as a result of clause (a)(iii) above, Availability has been more than the Applicable Trigger at all times in each case during such 30 day period.

Covered Entity: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

Credit Card Agreements: with respect to the Obligors, all agreements now or hereafter entered into by any Obligor with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, without limitation, the agreements set forth on Schedule 9.1.27.

Credit Card Issuer: any Person (other than any Obligor) who issues or whose members issue credit or debit cards, including, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., VISA, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards.

Credit Card Processor: with respect to each Obligor, any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of such Obligor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

Credit Card Receivables Account: one or more deposit accounts established in connection with a Credit Card Agreement and which is maintained in accordance with Section 10.1.12.

Cure Amount: as defined in Section 11.6.1.

Cure Deadline: as defined in Section 11.6.1.

Cure Right: as defined in Section 11.6.1.

Daily Simple SOFR: with respect to any applicable determination date, the secured overnight financing rate published on the FRBNY website (or any successor source satisfactory to Agent).

Debt: as applied to any Person, without duplication, (a) all Borrowed Money; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations of such Person under Capital Leases, conditional sales or title retention agreements; (e) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the Fair Market Value of the property subject to such Lien at the time of determination); (f) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in respect of which such Person otherwise has a Contingent Obligation to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (g) any Debt (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by a governmental requirement but only to the extent of such liability; (h) obligations of such Person with respect to Disqualified Equity Interests and (i) all net obligations of such Person in respect of any Swaps; provided, however, that “Debt” does not include (i) obligations with respect to surety or performance bonds and similar instruments entered into in the Ordinary Course of Business in connection with the operation of the Sand Mines or with respect to appeal bonds, (ii) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the Ordinary Course of Business which are not greater than 90 days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with

GAAP, or (iii) endorsements of negotiable instruments for collection. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

Debtor Relief Laws: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate or fee (including margin) otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreement: control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

Designated Non-Cash Consideration: the Fair Market Value of non-cash or Cash Equivalent consideration received by any Obligor or its Restricted Subsidiaries in connection with a sale, disposition or transfer pursuant to Section 10.2.5(n) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Senior Officer of Borrower Agent delivered to Agent, setting forth the basis of such valuation.

Dilution Percent: the percent, determined for Obligors’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: a reserve determined by Agent in its Permitted Discretion to the extent that the Dilution Percent exceeds 2.5%.

Disposition: the sale, transfer, license, lease, consignment or other disposition (in one transaction, a series of transactions or otherwise) of property of a Person, including a sale-leaseback transaction, synthetic lease, issuance of Equity Interests by a subsidiary, Division, or sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or related rights.

Disqualified Equity Interests: any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Equity Interests which would not constitute Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 91 days after the Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to 91 days after the Termination Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to Full Payment of all Obligations; provided, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91 days after the Termination Date shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the Full Payment of the Obligations.

Distribution: any (a) declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or (b) purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Division: the division of assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a “plan of division” or similar arrangement, including under Texas law with respect to a divisive merger), which may or may not include the original dividing Person and pursuant to which the original dividing Person may or may not survive.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Obligors at Bank of America or another bank acceptable to Agent, over which Agent has exclusive or springing control for withdrawal purposes; provided, that such Deposit Account is a collection account only and not also an operating or disbursement account.

EBITDA: for any fiscal period and determined on a consolidated basis for Obligors and Restricted Subsidiaries in accordance with GAAP, the result of (a) Consolidated Net Income, plus (b) without duplication, the sum of the following to the extent deducted from Consolidated Net Income: (i) Consolidated Interest Expense, plus (ii) Taxes based on income, profits or capital gains thereto, including any franchise Taxes, margin Taxes and foreign withholding Taxes paid or accrued during such period, including penalties and interest related to such Taxes or arising from any Tax examination, plus (iii) depreciation, amortization, depletion and accretion expense, plus (iv) losses arising from the sale of capital assets, plus (v) any documented out-of-pocket fees, costs and expenses incurred in connection with negotiating and documenting the Loan Documents and any required amendments to the Term Loan Documents (whether occurring on or prior to the Closing Date), plus (vi) stock-based compensation expense and other non-cash items, including any non-cash losses or negative adjustments under ASC 815 as a result of changes in the fair market value of derivatives or otherwise resulting from fair value accounting required under GAAP (unless representing a reserve for a cash item in a future period), plus (vii) reasonable and customary fees, expenses and costs relating to any IPO Event, Permitted Parent Entity Investment, Permitted Acquisition (including the determination of any related earnout and similar obligations in connection with a Permitted Acquisition), Disposition outside of the Ordinary Course of Business, Investments (other than Investments in Unrestricted Subsidiaries), equity issuances and debt issuances (including refinancings) permitted under the Loan Documents (in each case whether or not consummated), plus (viii) fees, expenses and costs incurred during such period in connection with any amendment, modification, consent or waiver (whether or not consummated) of or under the Loan Documents and/or the Term Loan Documents, plus (ix) any extraordinary, unusual or non-recurring items, and minus (c) without duplication, the sum of the following to the extent included in Consolidated Net Income: (i) gains arising from the sale of capital assets, plus (ii) any extraordinary, unusual or non-recurring gains, plus (iii) the amount of all non-cash items increasing net income for such period, including any non-cash gains or positive adjustments under ASC 815 as a result of changes in the fair market value of derivatives or otherwise resulting from fair value accounting required under GAAP (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period). For the purposes of calculating EBITDA for any period, if at any time during such period, any Obligor or any Restricted Subsidiary of an Obligor shall have made any Material Acquisition or Material Disposition, then EBITDA for such period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Material Acquisition or Material Disposition, are factually supportable, and are expected to have a continuing impact, in each case as determined by the Obligors and approved by Agent in its reasonable discretion) or in such other manner acceptable to Borrower Agent and Agent as if any such Material Acquisition, Material Disposition or adjustment occurred on the first day of such period. For the avoidance of doubt, EBITDA shall exclude the results of Unrestricted Subsidiaries (including by equity method accounting) other than an amount equal to, but not less than zero, the amount of cash dividends or distributions received by the Company and its Restricted Subsidiaries from Unrestricted Subsidiaries during the applicable period minus the amount of cash investments received by the Unrestricted Subsidiaries from the Company and its Restricted Subsidiaries during such period; provided, that cash proceeds attributable to any incurrence of Debt or issuance of (or contribution to) Equity Interests will not be included in any calculation of investments, dividends, or distributions referenced above.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic Copy: as defined in Section 14.8.

Electronic Record and Electronic Signature: as defined in 15 U.S.C. §7006.

Eligible Account: an Account owing to an Obligor that arises in the Ordinary Course of Business from the sale of Sand Inventory or rendition of services, is payable in Dollars, and has been invoiced. Notwithstanding the foregoing, no Account shall be an Eligible Account if (a) (i) it is unpaid for more than 60 days after the original due date or (ii) the Account Debtor has failed to pay (A) if the payment terms offered to such Account Debtor is 60 days or less, within 120 days of original invoice date, or (B) otherwise, within 90 days of the original invoice date, in each case, unless the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause unless the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent; (c) when aggregated with other Accounts owing by the Account Debtor and its Affiliates, it exceeds (i) in the case of an Account Debtor that is not an Investment Grade Account Debtor, 20% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time) or (ii) in the case of an Account Debtor that is an Investment Grade Account Debtor, 35% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to an asserted or presently existing offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent (provided, that Agent may, in its Permitted Discretion, include Accounts from such Account Debtors if, and to the extent that, (i) such Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, (ii) such Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent or (iii) such Account is an Account that was created on a post-petition basis of an Account Debtor that is a debtor in a Chapter 11 Insolvency Proceeding under the U.S. federal bankruptcy law that has “debtor in possession” financing in effect (or other court orders in effect) that is reasonably satisfactory to Agent and Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired), or is the target of a Sanction; or the applicable Obligor is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory to Agent in all respects (in Agent’s Permitted Discretion) and assigned to it; provided that this clause (g) shall not exclude any Accounts of (x) any Investment Grade Account Debtor organized or headquartered in the United Kingdom, Austria, Belgium, Canada, Denmark, Finland, Germany, Holland, Ireland, Luxembourg, Norway, Sweden, or Switzerland (or any other country requested to be included in this list from time to time by the Borrower Agent and approved in writing by Agent in its Permitted Discretion), in each case, which has significant assets and operations in the United States (as reasonably determined by Agent) or (y) any Person listed on Schedule 1.1(a), as such list may be supplemented by the Borrower Agent from time to time in writing to Agent and agreed to in writing by Agent; (h) it is owing by a Governmental Authority, unless the Account Debtor is (i) the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act or (ii) any state (or political subdivision thereof) and the Obligors have complied, to the reasonable satisfaction of Agent, with any applicable state legislation similar to the federal Assignment of Claims Act for the creation and perfection of security interests in such Account, if applicable, and Agent shall have determined that no immunity or other impediment exists to the enforcement of such Account; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than (i) the subordinate Lien in favor of the Term Loan Lender permitted by Section 10.2.2(b) and (ii) other Permitted Liens that do not have priority over the Lien in favor of Agent); (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate (other than Eligible Affiliate Accounts), from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it is a credit card sale or an amount due from a Credit Card Issuer or Credit Card Processor; (p) it is owed by an Account Debtor where the proceeds of any Accounts of such Account Debtor are, or such Account Debtor has made, Pass-Through Customer Prepayments up to the lesser of (i) the amount of such Pass-Through Customer Prepayments and (ii) Eligible Accounts owed from such Account Debtor; (q) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; (r) it is a comingled invoice with a Person that is not an Obligor (it being understood that an invoice that is otherwise payable solely to an Obligor shall not be deemed ineligible under this clause (r) as a result of any separate obligation of Obligors to pay any Unrestricted Subsidiary for services rendered by such Unrestricted Subsidiary for, or on behalf of, an Obligor in the Ordinary Course of Business); or (s) Agent determines that such Account is otherwise ineligible for inclusion in the Borrowing Base in its Permitted Discretion. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Affiliate Accounts: Accounts owed to an Obligor by Eligible Affiliates and/or Brigham Exploration; provided that (a) such Accounts are on arm’s-length terms and arise out of the Ordinary Course of Business of such Obligor and any such Eligible Affiliate or Brigham Exploration, as applicable, and are administered in accordance with the customary collection and credit policies of the Obligors and (b) the aggregate amount of all such Accounts included in the calculation of Eligible Accounts shall not exceed 5.0% of Eligible Accounts.

Eligible Affiliates: as defined in the definition of “Brigham Family”; provided, that no Unrestricted Subsidiary may be an Eligible Affiliate.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 12.13; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within 10 Business Days after notice of the proposed assignment) and Agent; or (c) during the continuance of an Event of Default under Section 11.1(a), (i), (j) or (k), any Person acceptable to Agent in its discretion.

Eligible Inventory: Sand Inventory owned by an Obligor. Notwithstanding the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods, work-in-process or raw materials, and not packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in saleable condition and is not unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority in all material respects, has not been acquired from a Person that is the target of a Sanction, and does not constitute hazardous materials under any applicable Environmental Law; (f) conforms with the covenants and representations herein in all material respects; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than the subordinate Lien in favor of the Term Loan Lender permitted by Section 10.2.2(b) and other Permitted Liens that do not have priority over Agent’s Lien); (h) is within the continental United States, is not in transit except between locations of Obligors, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Obligor’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a customer, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (l) is reflected in the details of a current perpetual inventory report; and (m) is otherwise determined by Agent in its Permitted Discretion to be eligible for inclusion in the Borrowing Base.

Eligible Unbilled Account: an Account owing to an Obligor that would otherwise qualify as an Eligible Account except that such Account has not yet been billed to the applicable Account Debtor; provided that an Account shall cease to be an Eligible Unbilled Account upon the earlier of (a) the date such Account is billed to the applicable Account Debtor and (b) 30 days after the goods giving rise to such Account have been delivered to the applicable Account Debtor or the applicable service has been performed.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

Environmental Permit: any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest, including without limitation, warrants, options, or other rights to purchase or acquire, and securities convertible into or exchangeable for, an equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 11.

Exam Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs or (ii) Availability is less than the Applicable Trigger for five consecutive Business Days; and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Availability has been more than the Applicable Trigger at all times, in each case during such 30 day period.

Excepted Liens: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlords’ liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising in the Ordinary Course of Business or incident to the excavation, development, operation and maintenance of the Sand Mines or the Sand Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the Ordinary Course of Business under operating agreements, joint venture agreements, mineral leases, contracts for the sale, transportation or exchange of sand or minerals, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, seismic or other geophysical permits or agreements, and other similar agreements which are usual and customary in the sand extracting, producing, processing, developing and/or marketing business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Obligors to provide collateral to the depository institution; (f) Liens in favor of the depository bank arising under documentation governing deposit accounts or in any Deposit Account Control Agreement or Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC, which Liens secure the payment of returned items, settlement item amounts, bank fees, or similar items or fees; (g) Immaterial Title Deficiencies and easements, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, zoning and land use requirements in any Property of the Borrowers or any of the other Obligors for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines and other means of ingress and egress for the removal of gas, oil, coal, other minerals or sand or timber, and other like and/or usual and customary purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and leases or subleases of real property and any interest or title of a lessee or sublessee under any such lease or sublease, in each case, that do not secure any Debt and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrowers or any of the other Obligors or materially impair the value of such Property subject thereto; (h) Liens on cash or securities pledged to secure (either directly, or indirectly by securing letters of credit that in turn secure) performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the Ordinary Course of Business; (i) title and ownership interests of lessors (including sub-lessors) of Property leased by such lessors to any Obligor or any Restricted Subsidiary of any Obligor, Liens and encumbrances encumbering such lessors’ titles and interests in such Property and to which the applicable Obligor’s or any Restricted Subsidiary’s leasehold interests may be subject or subordinate, in each case whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Debt of any Obligor or its Restricted Subsidiaries and do not encumber Property of any Obligor or its Restricted Subsidiaries other than the Property that is the subject of such leases and items located thereon; provided, further, that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the applicable Obligor or any Restricted Subsidiary of any Obligor or materially impair the value of such Property subject thereto; (j) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (k) a Lien existing on any Property prior to the acquisition thereof by any Obligor or any Subsidiary or existing on any Property of any Person that becomes an Obligor or a Subsidiary of any Obligor after the date hereof prior to the time such Person becomes an Obligor or a Subsidiary of any Obligor; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming an Obligor or a Subsidiary of an Obligor, as applicable, (ii) such Lien shall not apply to any other Property of such Obligor or Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes an Obligor or Subsidiary, as applicable, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (l) nonexclusive licenses of intellectual property rights granted in the Ordinary Course of Business, which in the aggregate do not materially impair the use of any Property owned by any of the Obligors or their Restricted Subsidiaries for the purposes of which such Property is held by any of the Obligors or their Restricted Subsidiaries or materially impair the value of such Property subject thereto; provided, that (x) Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the Lien granted in favor of Agent for the benefit of the Secured Parties is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (y) the term “Excepted Liens” shall not include any Lien securing Debt for Borrowed Money other than the Obligations.

Excluded Account: any Deposit Account (a) exclusively used for payroll, payroll taxes or employee benefits, (b) constituting zero-balance disbursement accounts through which disbursements are made and settled on a daily basis with no uninvested balance remaining overnight, (c) exclusively used for escrow arrangements, fiduciary arrangements, or trust arrangements, in each case for the benefit of unaffiliated third parties and (d) other accounts containing not more than $500,000 on deposit therein at any time (but no more than $2,000,000 for all such accounts in the aggregate); provided, that so long as the Term Loan Debt is outstanding, no Deposit Account described above shall constitute an Excluded Account hereunder unless it also constitutes an “Excluded Account” under and as defined in the applicable Term Loan Documents; provided, further that in no event shall a Credit Card Receivables Account be an “Excluded Account”.

Excluded Property: each of the following: (a) Equity Interests of (i) any Foreign Subsidiary in excess of 65% of the voting stock of such Foreign Subsidiary, (ii) any FSHCO in excess of 65% of the voting stock of such FSHCO, (iii) any Subsidiary of a Foreign Subsidiary and (iv) any Unrestricted Subsidiary, (b) any Obligor’s right, title or interest in any lease, license or agreement (other than customer contracts, customer leases or work orders, Chattel Paper and Accounts) existing on the Closing Date if and to the extent that a security interest therein is prohibited by or in violation of a term, provision or condition of any such lease, license or agreement (unless in each case, such term, provision or condition has been waived or would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license or agreement not subject to the prohibitions specified above, provided, further, that Excluded Property shall not include any proceeds of any such lease, license or agreement or any goodwill of Obligors’ business associated therewith or attributable thereto, (c) Deposit Accounts described in clauses (a) and (c) of the definition of “Excluded Accounts”, (d) Property owned by any Obligor on the date hereof or hereafter acquired that is subject to a Lien permitted to be incurred pursuant to Section 10.2.2(c), for so long as the contract or other agreement in which such Lien is granted (or the documentation governing such Lien or the obligations secured thereby) validly prohibits the creation of any other Lien on such Property (and, in the case of Property hereafter acquired, so long as such prohibition was not entered into in contemplation of such acquisition) (unless in each case, such prohibition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), (e) applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any Obligor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral, (f) vehicles and other assets subject to certificates of title (except to the extent the security interest in such assets can be perfected by the filing of an “all assets” financing statement), (g) Property with respect to which the cost to the Obligors of pledging such Property and perfecting Agent’s Lien thereon is excessive (as determined by Agent in its reasonable discretion and confirmed by it in writing) in relation to the benefits to the Secured Parties of the security to be afforded thereby, (h) Real Estate (other than fixtures and as-extracted collateral) that is not required to be subject to a Mortgage pursuant to Section 7.4, and (i) any Property to the extent that such grant of a security interest is prohibited by any Applicable Law or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law (unless in each case, such Applicable Law, term, provision or condition has been waived or would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity); provided, that, notwithstanding the foregoing in each case, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property, including monies due or to become due to an Obligor (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect on the date on which the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless such Taxes were payable pursuant to Section 5.8 to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.9; and (d) withholding Taxes imposed pursuant to FATCA.

Extraordinary Expenses: all documented out-of-pocket costs, expenses or advances incurred by any Agent Indemnitee during an Event of Default or Obligor’s Insolvency Proceeding, including those relating to any (a) audit, inspection, repossession, storage, repair, appraisal, insurance, processing, preparation or advertising for sale, sale, collection, or other preservation of or realization upon Collateral; (b) action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent’s Liens, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) Enforcement Action or exercise of any rights or remedies in, or the monitoring of, an Insolvency Proceeding; (d) settlement or satisfaction of Taxes, charges or Liens with respect to any Collateral; and (e) negotiation and documentation of any Modification, workout, restructuring, forbearance, liquidation or collection with respect to any Loan Document, Collateral or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage and insurance costs, permit fees, utility expenses, legal and accounting fees and expenses, appraisal costs, brokers’ and auctioneers’ commissions, environmental study costs, wages and salaries paid to employees of any Obligor or independent contractors in liquidating Collateral, and travel expenses.

Fair Market Value: with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement, treaty or convention among Governmental Authorities (and related fiscal or regulatory legislation, or related official rules or practices) entered into in connection with implementing the foregoing.

Federal Funds Rate: for any day, the per annum rate calculated by FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.

Financed Capital Expenditures: with respect to the Company and its Restricted Subsidiaries and for any period, Capital Expenditures of the Company and its Restricted Subsidiaries during such period that are financed with, without duplication, (a) the net proceeds of any incurrence of Debt (other than Loans) or (b) the proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests or any other issuance of Equity Interests which increases any available basket hereunder).

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Obligors and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: as of any date of determination, the ratio, determined on a consolidated basis for the Obligors and their Restricted Subsidiaries for the most recent four Fiscal Quarter period ended on or prior to such date for which financial statements have been delivered whether as Historical Financial Statements or pursuant to Section 10.1.2(a) or 10.1.2(b), of (a) EBITDA minus Unfinanced Capital Expenditures and cash Taxes of the Obligors and their Restricted Subsidiaries (including Permitted Tax Distributions) paid or required to be paid during such period, to (b) Fixed Charges. In the event that EBITDA is being calculated on a pro forma basis as a result of any Material Acquisition or Material Disposition during the relevant period, Unfinanced Capital Expenditures, cash Taxes and Fixed Charges shall also be determined on a pro forma basis for such Material Acquisition or Material Disposition, as applicable, by the Borrower Agent in good faith and approved by Agent in its reasonable discretion.

Fixed Charges: the sum of Consolidated Interest Expense, scheduled principal payments made on Borrowed Money (other than the Loans), and Distributions made in cash (excluding Permitted Tax Distributions and other than Distributions solely among Obligors).

FLSA: the Fair Labor Standards Act of 1938.

Flood Laws: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

FRBNY: the Federal Reserve Bank of New York.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

FSHCO: any Subsidiary substantially all of whose assets consist of Equity Interests or Debt of one or more direct or indirect Foreign Subsidiaries.

Full Payment: with respect to any Obligations, (a) other than with respect to LC Obligations described in clause (b) of the definition thereof and Secured Bank Product Obligations, the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) with respect to LC Obligations described in clause (b) of the definition thereof, the Cash Collateralization thereof (or delivery of standby letter(s) of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); (c) if such Obligations consist of indemnification or contingent obligations for which a claim has been made or asserted, the Cash Collateralization thereof or other arrangements reasonably acceptable to the Agent; and (d) with respect to Secured Bank Product Obligations, the termination thereof and full cash payment of all amounts thereof that are then due and payable (other than Secured Bank Products allowed to remain outstanding by Bank Product providers).

Full Payment of the Obligations or Full Payment of all Obligations: Full Payment of all Obligations has occurred and all Commitments have been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time, subject to Section 1.2.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.10.3.

Guarantors: each Person that guarantees payment or performance of Obligations. As of the Closing Date, the Guarantors include each Borrower (in respect of the obligations of the other Borrowers), Atlas Sand Employee Company, LLC, Atlas Sand Employee Holding Company, LLC, Atlas Sand Construction, LLC, Atlas Construction Employee Company, LLC, Fountainhead Logistics Employee Company, LLC and Fountainhead Logistics, LLC.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent, including this Agreement.

Hazardous Material: any substance regulated or as to which liability might arise under any Environmental Law, or any other Applicable Law related to pollution or protection of the environment or human health through exposure to the environment, including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

Historical Financial Statements: as defined in Section 9.1.4.

Immaterial Title Deficiencies: minor defects or deficiencies in title which do not diminish by more than 2.0% the aggregate value of the Sand Properties.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment of an Obligation (excluding any Secured Bank Product Obligation); and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that an Obligor’s or Restricted Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement: that certain Second Amended and Restated Intercreditor Agreement dated as of the Closing Date, among each Obligor from time to time party thereto, Agent, as the ABL Agent, and the Term Loan Lender, as the Term Representative, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Interest Payment Date: (a) for each Term SOFR Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first day of each calendar quarter.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

Inventory Formula Amount: the least of (i) 70% of the Value of Eligible Inventory; (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory; or (iii) 20% of the Borrowing Base (without giving effect to clause (a) of the definition therefor).

Inventory Reserve: reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests or Debt of a Person, or an advance, loan or capital contribution to or other investment in a Person, including any Contingent Obligation in respect of Debt of another Person.

Investment Grade Account Debtor: any Account Debtor that has a long term issuer rating of no less than Baa3 from Moody’s and BBB- from S&P.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for any Obligations.

IPO Event: the initial public offering and sale of common stock of Atlas Energy Solutions Inc. (or any other Person that directly or indirectly owns a majority of the outstanding common Equity Interests of the Company) pursuant to an effective registration statement filed with the SEC under the Securities Act.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.2.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

Junior Debt: Subordinated Debt, Borrowed Money secured by a Lien that is junior to Agent’s Liens (excluding the Term Loan Debt) and unsecured Borrowed Money.

Kermit Facility: the Sand Mine located in or around Kermit, Texas.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank and Agent.

LC Conditions: upon giving effect to any issuance or modification of a Letter of Credit, (a) the conditions in Section 6 are satisfied; (b) total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; (d) the form of the Letter of Credit is satisfactory to Agent and Issuing Bank in their reasonable discretion; and (e) the Letter of Credit would not violate any policy or procedure of the Issuing Bank applicable to letters of credit generally.

LC Documents: all documents, instruments and agreements (including requests and applications) delivered by any Borrower or other Person to Issuing Bank or Agent in connection with a Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Obligors for draws under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request by Borrower Agent for issuance of a Letter of Credit, in form reasonably satisfactory to Agent and Issuing Bank.

Legal Expenses Limitation: (a) with respect to any obligation in any Loan Document of an Obligor to pay or reimburse any legal fees or expenses of Agent, that such obligation shall be limited to the documented out-of-pocket fees and expenses of one primary counsel, one local counsel for each relevant jurisdiction as may be necessary in the reasonable judgment of Agent, and one specialty counsel acting in each reasonably necessary specialty area as determined in the reasonable judgment of Agent and (b) with respect to any obligation in any Loan Document of an Obligor to pay or reimburse any legal fees or expenses of the Lenders or any other Indemnitee (other than Agent acting in its capacity as such), that such obligation shall be limited to the documented out-of-pocket fees and expenses of one primary counsel and one local counsel for each relevant jurisdiction for all such Persons as a whole; provided, that if such legal counsel determines in good faith that representing all such Persons would or could result in a conflict of interest under laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to one such Person that is not available to all such Persons, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each group of affected similarly situated Persons shall be entitled to separate representation by legal counsel selected by such group of similarly situated Persons.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans or Protective Advances) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of an Obligor or Affiliate of an Obligor.

Letter of Credit Subline: $25,000,000.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Liquidity: the sum of (a) Availability plus (b) Unrestricted Cash.

Loan: a loan made by Agent or a Lender under the credit facility established by this Agreement.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Major Material Contract: (a) any contract or agreement (other than any Loan Document or Term Loan Document) entered into in respect of a Sand Facility pursuant to which any Obligor or any of Subsidiary of any Obligor pays, receives or incurs liabilities (or could reasonably be expected to pay, receive or incur liabilities during the term thereof) in excess of $25,000,000, and (b) any real property lease necessary for the operation of any Sand Facility to which any Obligor or any Subsidiary of any Obligor is the tenant, lessee, subtenant, licensee or other similar party thereunder for which breach, nonperformance, cancellation, or failure to renew would reasonably be expected to result in a Material Adverse Effect, together, in each case, with all amendments, modifications, replacements, extensions and rearrangements of the foregoing made in accordance with the terms of this Agreement.

Major Material Contract EOD: an event or circumstance occurred with respect to a Major Material Contract which, after giving effect to the expiration of any applicable grace period or the giving of notice, or both, provided in such Major Material Contract, entitles any party thereto to terminate such Major Material Contract prior to its scheduled termination.

Margin Stock: as defined in Regulation U of the Federal Reserve Board of Governors.

Material Acquisition: any acquisition of Property or series of related acquisitions of Property (including by way of merger or consolidation) that involves the payment of consideration by one or more of the Obligors in excess of $25,000,000.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on (i) the business, operations, Properties or financial condition of the Obligors taken as a whole, (ii) the enforceability of any Loan Document, or (iii) the rights and remedies of or benefits available to, taken as a whole, Agent or any Lender under any Loan Document; or (b) impairs the ability of (i) the Borrowers to perform their payment obligations under any Loan Document or (ii) the Obligors, taken as a whole, to perform any of their obligations under any Loan Document.

Material Debt: means Debt (other than the Obligations), or obligations in respect of one or more Swaps, of any one or more of the Obligors or Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of any Obligor or Restricted Subsidiary of any Obligor in respect of any Swap at any time shall be the Swap Termination Value of such Swap.

Material Disposition: any Disposition of Property or series of related Dispositions of Property outside of the Ordinary Course of Business that yields gross proceeds to one or more of the Obligors or Restricted Subsidiaries in excess of $25,000,000.

Modification: any amendment, supplement, extension, approval, consent, waiver, change or other modification of a Loan Document, including any waiver of a Default or Event of Default.

Monahans Facility: the Sand Mine located in or around Monahans, Texas.

Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.

Mortgage: a mortgage, deed of trust or other Lien on Real Estate granted to Agent by an Obligor to secure any Obligations.

Mortgaged Property: means any Property owned or leased by any Obligor that is subject to the Liens under the terms of any Mortgage.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan with two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in ERISA Section 4064.

Net Proceeds: with respect to a Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or Restricted Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) Taxes paid or reasonably estimated to be payable as a result thereof and any Permitted Tax Distributions in connection therewith; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Agent.

Not Otherwise Applied: with reference to any amount otherwise for inclusion in the Available Equity Amount or as a Pass-Through Equity Contribution, as applicable, that such amount (a) was not previously applied to prepay the Obligations, (b) was not previously utilized (meaning such funds remain available for application as part of the Available Equity Amount or as a Pass-Through Equity Contribution, as applicable) for some other purpose (including to make any Investments, Distributions or purchases, redemptions, defeasements and satisfaction in respect of Debt, as applicable), and (c) that such amount was not committed to be applied for any other purpose, provided that such commitment remains outstanding or has not otherwise terminated or expired for some other reason.

Notice of Borrowing: notice by Borrower Agent of a Borrowing, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: notice by Borrower Agent for conversion or continuation of a Loan as a Term SOFR Loan, in form reasonably satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under the Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower and each Guarantor.

Ordinary Course of Business: the ordinary course of business of any Obligor or Subsidiary, undertaken in good faith and consistent in all material respects with Applicable Law.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter, Lien Waiver, Intercreditor Agreement, Related Real Estate Document, Borrower Material, Communication, note, assignment, document, instrument or agreement of any kind (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transaction relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: the amount of Revolver Usage in excess of the Borrowing Base.

Parent: the collective reference to all Parent Entities of the Company.

Parent Entity: any Person that is or becomes a direct or indirect parent company of the Company on and following an IPO Event. For the avoidance of doubt, (a) on and following an IPO Event (i) Atlas Energy Solutions Inc. and (ii) any other Person that is formed to effect an IPO Event that is the managing member of or that directly or indirectly owns a majority of the voting Equity Interests of the Company, in each case, shall be deemed to constitute a Parent Entity of the Company and (b) the term Parent Entity shall exclude (i) the Brigham Family and (ii) any Person that is a parent company to the public entity or that is a direct or indirect non-managing member of the Company.

Participant: as defined in Section 13.2.

Participant Register: as defined in Section 13.2.3.

Pass-Through Customer Prepayment: as defined in Section 10.2.4(n).

Pass-Through Equity Contribution: as defined in Section 10.2.4(m).

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Conditions: with respect to any designation made pursuant to Section 1.6, Distribution made pursuant to Section 10.2.3(a)(v), Permitted Acquisition made pursuant to Section 10.2.4(g), Investment made pursuant to Section 10.2.4(j) or Debt payment made pursuant to Section 10.2.6:

(a) no Event of Default shall have occurred and be continuing on the date of such transaction or would result after giving effect to such transaction;

(b) (I) if no Loans or Letters of Credit (other than Letters of Credit that have been Cash Collateralized and other Letters of Credit having an aggregate Stated Amount of not more than $7,500,000) are outstanding, Liquidity exceeds $30,000,000 after giving effect to and at all times during the 30 consecutive day period immediately prior to such transaction on a pro forma basis as if the payment were made at the beginning of such period; or

(II) if any Loans or Letters of Credit (other than Letters of Credit that have been Cash Collateralized and other Letters of Credit having an aggregate Stated Amount of not more than $7,500,000) are outstanding or Borrower Agent otherwise elects, either (i) Availability shall be higher than the greater of (A) $12,000,000 and (B) 20.0% of the Borrowing Base then in effect after giving effect to and at all times during the 30 consecutive day period immediately prior to such transaction on a pro forma basis as if the payment were made at the beginning of such period or (ii) both (A) Availability shall be higher than the greater of (x) $9,000,000 and (y) 15.0% of the Borrowing Base then in effect after giving effect to and at all times during the 30 consecutive day period immediately prior to such transaction on a pro forma basis as if the payment were made at the beginning of such period and (B) the Fixed Charge Coverage Ratio for the most recently ended Fiscal Quarter for which financial statements have been delivered, calculated on a pro forma basis by including such transactions in the denominator as Fixed Charges, as and to the extent applicable, shall be greater than 1.00 to 1.00 (whether or not the financial covenant is being tested at such time); and

(c) in the case of any such transaction or series of related transactions exceeding $1,000,000 (but in any event if the total of all such transactions in a month exceeds $5,000,000), at least two Business Days prior to (but in no event more than five Business Days prior to) such transaction, Agent shall have received a certificate of a Senior Officer of Borrower Agent (i) certifying satisfaction of the foregoing conditions concurrently with any such transaction and (ii) setting forth in reasonable detail the pro forma calculations of the Fixed Charge Coverage Ratio, Availability and Liquidity, as applicable (along with evidence supporting such pro forma calculations, including, in the case of any determination of Liquidity, bank statements or such other evidence as may be reasonably acceptable to Agent).

For the avoidance of doubt, a pro forma calculation in respect of any Distribution shall account for any mandatory prepayment of the Term Loan Debt required in connection therewith.

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Obligors and Restricted Subsidiaries and is located or organized within the United States; (d) the Payment Conditions are satisfied with respect thereto; and (e) Borrowers deliver to Agent, at least five Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance reasonably satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; and (c) arising under the Loan Documents.

Permitted Discretion: a determination made in good faith, using reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Disposition: a Disposition permitted by Section 10.2.5.

Permitted Intercompany Activities: shared administrative, overhead, technology or licensing arrangements entered into in the Ordinary Course of Business or consistent with customary industry practices between or among Parent, the Borrowers and their Subsidiaries, in each case that (i) are, in the good faith judgment of the Borrowers, necessary or advisable in connection with the ownership or operation of the business of the Borrowers and their Subsidiaries and (ii) do not interfere in any material respect with the ordinary conduct of business of any Borrower or any Restricted Subsidiary; provided, that there is a reasonable allocation of any material costs and expenses for such arrangements as between Borrowers and their Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand.

Permitted Lien: as defined in Section 10.2.2.

Permitted Parent Entity Investment: as defined in Section 10.2.3(a)(x).

Permitted Refinancing Debt: with respect to any outstanding Debt (the “Original Debt”), any Debt incurred to refinance, refund or replace such Original Debt; provided that (a) the principal amount (or accreted value, if applicable) of such Debt is not increased at the time of such refinancing or refunding or replacement from the principal amount (or accreted value, if applicable) of the Original Debt outstanding immediately prior to such refinancing, refunding or replacement, except by an amount equal to any unpaid accrued interest, fees, expenses and premiums paid in respect of the Original Debt and other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding or replacement, (b) the final stated maturity and the average life to maturity of any refinancing or refunding or replacement of such Debt is not less than the final stated maturity and then average life to maturity, as applicable, of the Original Debt so refinanced, refunded or replaced, (c) the terms of such Debt shall be not be materially more restrictive to the Obligors (taken as a whole), than the Original Debt being refinanced, refunded or replaced, (d) such Debt shall not be recourse to any Obligor or any Subsidiary of an Obligor other than those Persons which were obligated with respect to the Original Debt that is being so refinanced, refunded or replaced (provided that the foregoing shall not prohibit the guarantee of such Debt by Subsidiaries formed or acquired after the incurrence of such Debt if such Subsidiaries also guarantee the Obligations), (e) if secured, the Liens securing such Debt shall have the same or lesser collateral priority as the Liens securing the Original Debt and such Debt shall not be secured by any categories of assets or property of any Obligor or any Subsidiary of an Obligor that does not secure the Original Debt that is being so refinanced, refunded or replaced unless such assets or property also secure the Obligations, and (f) if the Original Debt was subordinated in right of payment to the Obligations, then the refinancing Debt shall include subordination terms and conditions that are no less favorable to the Lenders in all material respects as those that were applicable to the Original Debt.

Permitted Tax Distributions: without duplication, (i) dividends or distributions by the Company to Parent in an amount required for Parent to pay franchise, excise and similar taxes, (ii) with respect to any taxable period (or portion thereof) for which the Company and any of its subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable foreign, state or local income tax purposes (each, a “Tax Group”) of which a direct or indirect parent of the Company is the common parent, or for which the Company is a partnership or disregarded entity for U.S. federal or applicable foreign, state or local income tax purposes that is wholly-owned (directly or indirectly) by an entity that is taxable as a corporation for such income tax purposes, dividends or distributions by the Company to any direct or indirect parent of the Company in an amount not to exceed the amount of any U.S. federal, foreign, state and/or local income taxes that the Company and/or its subsidiaries that are members of the relevant Tax Group, as applicable, would have paid for such taxable period had the Company and/or such subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group; (iii) with respect to any taxable period (or portion thereof) prior to an IPO Event for which the Company is a passthrough entity (including a partnership or disregarded entity) for U.S. federal income tax purposes and is not wholly owned (directly or indirectly) by an entity that is taxable as a corporation for U.S. federal income tax purposes, dividends or distributions by the Company to any member or partner of the Company in accordance with Section 4.1(b) of the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 30, 2018 (taking into account any loss carryforwards of such member or partner available from losses allocable to such member or partner by the Company to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and to the extent such loss had not already been utilized)); and (iv) with respect to any taxable period (or portion thereof) beginning at or after an IPO Event for which the Company is a passthrough entity (including a partnership or disregarded entity) for U.S. federal income tax purposes and is not wholly owned (directly or indirectly) by an entity that is taxable as a corporation for U.S. federal income tax purposes, dividends or distributions by the Company to any member or partner of the Company, on or prior to each estimated tax payment date as well as each other applicable due date, on a pro rata basis, such that each such member or partner (or its direct or indirect members or partners, if applicable) receives, in the aggregate for such period, payments or distributions sufficient to equal such member’s or partner’s U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of the Company and its subsidiaries with respect to such taxable period (assuming that such member or partner is subject to tax at the highest combined marginal U.S. federal, state, and/or local income tax rates (including any tax rate imposed on “net investment income” by Section 1411 of the Code)) applicable to an individual or, if higher, a corporation, resident in New York, New York, determined by taking into account (A) the deductibility of state and local income taxes for U.S. federal income tax purposes (disregarding any deduction that is subject to a dollar limitation), (B) the alternative minimum tax, (C) any U.S. federal, state and/or local (as applicable) loss carryforwards of such member or partner available from losses of such member or partner attributable to its direct or indirect ownership of the Company and its subsidiaries for prior taxable periods beginning at or after an IPO Event to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and to the extent such loss had not already been utilized), (D) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income, and (E) any adjustment to such member or partner’s taxable income attributable to its direct or indirect ownership of the Company and its subsidiaries as a result of any tax examination, audit or adjustment with respect to any period (or portion thereof). Notwithstanding the foregoing, no Permitted Tax Distributions may be made in respect of taxable income of Unrestricted Subsidiaries except to the extent that a like amount is received by the Obligors in cash from such Unrestricted Subsidiaries during the most recent twelve (12) calendar month period.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.

Plan: any Benefit Plan maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

Pledged Collateral: as defined in Section 7.3.

Pledged Debt Securities: as defined in Section 7.3.

Pledged Equity Interests: as defined in Section 7.3.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor or Subsidiary, (a) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (b) appropriate reserves have been established in accordance with GAAP; (c) while any such contest is pending, there is no material impairment of the enforceability, validity, or priority of any of the Agent’s Liens in and to the collateral affected thereby; and (d) the failure to make any payment while any such protest is pending could not reasonably be expected to result in a Material Adverse Effect.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon, including sand or mineral mining leases.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation (excluding any Secured Bank Product Obligation).

Redemption or Redeem: with respect to any Debt, the repurchase, redemption, prepayment, repayment, satisfaction and discharge or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt.

Register: as defined in Section 13.3.4.

Reimbursement Certificate: as defined in Section 3.3.

Reimbursement Date: as defined in Section 2.2.2.

Related Real Estate Documents: with respect to any Real Estate required to be subject to a Mortgage pursuant to Section 7.4.1, the following, in form and substance reasonably satisfactory to Agent and received by Agent for review: (a) at least 45 days prior to the effective date of the Mortgage, all information requested by any Lender for its due diligence pursuant to Flood Laws; and (b) at least 15 days prior to the effective date of the Mortgage, (i) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the Real Estate; (ii) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description to the extent in the possession of an Obligor; (iii) a life-of-loan flood hazard determination and, if any Real Estate is located in a special flood hazard zone, flood insurance documentation and coverage in accordance with Flood Laws or as otherwise satisfactory to each Lender; and (iv) such other information, documents, instruments or agreements as Agent may reasonably request.

Release Event: as defined in Section 7.4.3.

Relevant Governmental Body: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a reasonably satisfactory Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Required Lenders: two or more unaffiliated Lenders holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that (i) Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit and (ii) in the event there is only one Lender at any time, such Lender shall constitute Required Lenders.

Required Real Estate Collateral: Real Estate of an Obligor that is or was subject to a Lien in favor of the Term Loan Lender to secure the Term Loan Debt or a Lien securing Debt permitted under Section 10.2.1(n); provided, that no item of Real Estate shall constitute Required Real Estate Collateral upon the occurrence of a Release Event with respect to such Real Estate (unless such Real Estate is later subject to a Lien described above following such Release Event).

Rescindable Amount: as defined in Section 4.1.3(c).

Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restricted Subsidiary: any Subsidiary of an Obligor that is not an Unrestricted Subsidiary.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Restricted Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Usage: the aggregate amount of outstanding LC Obligations (net of Cash Collateral posted with respect to the Stated Amount of Letters of Credit) and Loans.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor acceptable to Agent.

Sanction: a sanction administered or enforced by the U.S. government, UN Security Council, European Union, U.K. government or other applicable sanctions authority, including restrictions imposed with respect to the specially designated nationals list maintained by the U.S. Treasury Office of Foreign Assets Control (OFAC).

Sand Facility: each of the Kermit Facility and the Monahans Facility.

Sand Facility Improvements: any improvements to the Sand Facilities.

Sand Interests: with respect to any Sand Facility, all rights, titles, interests and estates of any Obligor or any Restricted Subsidiary of any Obligor now or hereafter acquired in and to Real Estate related to such Sand Facility (a) that contains or may contain silica, sand, silica sand, gravel, or minerals or similar substances, and (b) used to excavate, produce, mine, extract or recover such silica, sand, silica sand, gravel, or minerals or similar substances, including any mining lease, license, mineral lease, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature, in each case with respect to such silica, sand, silica sand, gravel, or minerals or similar substances, or otherwise used in the mining, transportation, or processing thereof or in the operation of any Obligor’s or any Restricted Subsidiary’s businesses.

Sand Inventory: Inventory consisting of wet or dry sand, silica or silica sand that has been mined, extracted, or otherwise severed from the land; provided, however, that “Sand Inventory” shall not include any Sand Reserves.

Sand Mine: any excavation or opening into the earth now or hereafter made from which sand, silica, silica sand, gravel or any mineral or similar substance is or can be extracted on or from any Real Estate, now owned or hereafter acquired, to which any Obligor or any Restricted Subsidiary of any Obligor has any right, title, interest or estate.

Sand Properties: (a) Sand Interests; (b) all operating agreements, production sales or other contracts, equipment leases and other agreements that relate to any of the Sand Interests or any interests therein or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the sand, silica, silica sand, gravel or minerals or similar substances from or attributable to such Sand Interests; (c) all sand, silica, silica sand, gravel and minerals and similar substances in and under and which may be produced and saved or attributable to the Sand Interests, including all work in process and sand, silica, silica sand, gravel and minerals and similar substances extracted from and/or processed from the Sand Interests and in storage, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Sand Interests; (d) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Sand Interests and (e) all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Sand Interests (excluding personal Property which may be on such premises for temporary uses) and including any and all buildings, structures, plants, compressors, pumps, conveyors, dryers, silos and other storage facilities, transloading equipment, rail equipment, infrastructure, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Sand Properties” refer to Sand Properties owned at the time in question by the Obligors or any of their Subsidiaries.

Sand Reserves: collectively, sand reserves that, in accordance with SEC’s Industry Guide 7, are classified as “Probable (Indicated) Reserves” or “Proven (Measured) Reserves”. Unless otherwise expressly provided herein, all of the references in this Agreement to “Sand Reserves” refer to the Sand Reserves attributable to the Sand Properties of the Obligors.

Sand Reserves Value: as of any date of determination, the present value of the estimated future net revenues, discounted at a rate of 9% per annum, from forecasted sales of Inventory during the remaining expected economic lives of the reserves related thereto.

Scheduled Unavailability Date: as defined in Section 3.6.2.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor or Restricted Subsidiary of an Obligor to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance reasonably satisfactory to Agent, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Securities Account Control Agreement: a control agreement reasonably satisfactory to Agent executed by an institution maintaining a Securities Account for an Obligor, to perfect Agent’s Lien on such account.

Securities Act: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Security Documents: the Guaranties, IP Assignments, Deposit Account Control Agreements, Securities Account Control Agreements, Credit Card Acknowledgments, Mortgages and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of the applicable Obligor.

Senior Secured Leverage Ratio: as of any date of determination, the ratio of (a) Consolidated Total Net Debt that is secured by a Lien on any asset or property of the Company or any Restricted Subsidiaries to (b) EBITDA for the four Fiscal Quarter period most recently ended, in each case calculated based on the financial statements most recently delivered whether as Historical Financial Statements or pursuant to Section 10.1.2(a) or Section 10.1.2(b).

Settlement Report: a report summarizing Loans and participations in LC Obligations outstanding as of a settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

SOFR: the secured overnight financing rate as administered by FRBNY (or a successor administrator).

SOFR Adjustment: 0.10%.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Event of Default: an Event of Default under Section 11.1(a), Section 11.1(b) (solely to the extent related to the breach of any representation or warranty set forth in a Borrowing Base Report), Section 11.1(c) (solely to the extent arising from a breach of Section 8.1, Section 8.2.4, Section 8.2.5, Section 8.5 or Section 10.3), Section 11.1(i), Section 11.1(j) or Section 11.1(k).

Specified IPO Event Transactions: collectively, the transactions described to Agent in the restructuring steps slides dated February 3, 2023 and delivered to Agent on February 6, 2023, and any other related actions that are necessary to implement such transactions; provided that immediately following the completion of all such transactions the corporate structure of Parent and its Subsidiaries (including the Company) is substantially as set forth on page 15 of such restructuring steps slides.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

Stated Amount: the outstanding undrawn amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Subordinated Debt: Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or combination of Obligors (including indirect ownership through other entities in which an Obligor directly or indirectly owns 50% of the voting securities or Equity Interests).

Successor Rate: as defined in Section 3.6.2.

Swap: as defined in §1a(47) of the Commodity Exchange Act.

Swap Obligations: obligations under an agreement relating to a Swap.

Swap Termination Value: in respect of any one or more Swaps, after taking into account the effect of any legally enforceable netting agreement relating to such Swaps, (a) for any date on or after the date such Swaps have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swaps, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer which is a party to such Swap or any other recognized dealer in such Swaps.

Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan Agreement: that certain Credit Agreement dated as of October 20, 2021, among the Company, as borrower, and Term Loan Lender, as amended, restated, replaced or otherwise modified from time to time (subject to Section 10.2.16).

Term Loan Debt: as defined in Section 10.2.1(b).

Term Loan Documents: the “Loan Documents” or similar term under (and as defined in) the Term Loan Agreement.

Term Loan Lender: Stonebriar Commercial Finance LLC and its successors and assigns or any replacement lender with respect to the Term Loan Debt.

Term Priority Collateral: as defined in the Intercreditor Agreement.

Term SOFR: (a) for any Interest Period relating to a Loan (other than a Base Rate Loan), a per annum rate equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such Interest Period, with a term equivalent to such Interest Period (or if such rate is not published prior to 11:00 a.m. on the determination date, the applicable Term SOFR Screen Rate on the U.S. Government Securities Business Day immediately prior thereto), plus the SOFR Adjustment for such Interest Period; and (b) for any interest calculation relating to a Base Rate Loan on any day, a fluctuating rate of interest equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided, that in no event shall Term SOFR be less than zero.

Term SOFR Loan: a Loan that bears interest based on clause (a) of the definition of Term SOFR.

Term SOFR Screen Rate: the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

Termination Date: the earliest of (a) February 22, 2028; (b) June 30, 2027, if any portion of the Term Loan Debt remains outstanding on such date and has not been refinanced or extended to a date at least 91 days following the date in clause (a); or (c) any date on which the aggregate Commitments terminate hereunder.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, (ii) if no Loans or Letters of Credit (other than Letters of Credit that have been Cash Collateralized) are outstanding, Liquidity is less than the Applicable Trigger for five consecutive Business Days, or (iii) if any Loan or Letter of Credit (other than Letters of Credit that have been Cash Collateralized) is outstanding, Availability is less than the Applicable Trigger for five consecutive Business Days; and (b) continuing until, during each of the preceding 30 consecutive days, (i) no Event of Default has existed, (ii) in the case of a Trigger Period arising as a result of clause (a)(ii) above, Liquidity has been more than the Applicable Trigger at all times, and (iii) in the case of a Trigger Period arising as a result of clause (a)(iii) above, Availability has been more than the Applicable Trigger at all times.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when used in reference to a Lien for which the laws of another jurisdiction govern perfection or enforcement, the Uniform Commercial Code of such other jurisdiction, as applicable.

UK Financial Institution: any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unfinanced Capital Expenditures: means, with respect to the Company and its Restricted Subsidiaries and for any period, Capital Expenditures of the Company and its Restricted Subsidiaries during such period that are not Financed Capital Expenditures.

Unfunded Pension Liabilities: has the meaning assigned to such term in Section 9.1.10(f).

Unrestricted Cash: unrestricted cash and Cash Equivalents of Obligors in each case that are (i) free and clear of all Liens other than Liens in favor of Agent, Liens permitted under Section 10.2.2(b) (other than any Term Cash Collateral Account (as defined in the Intercreditor Agreement)), and Liens permitted under clauses (e) and (f) of the definition of Excepted Liens and (ii) subject to a control agreement in favor of Agent (it being understood that cash and Cash

Equivalents of the Obligors that are subject to control agreements or Liens in favor of Agent shall, in each case, not be deemed “restricted” under this definition unless constituting Cash Collateral). Notwithstanding the foregoing, cash and Cash Equivalents constituting part of the Available Equity Amount at the relevant time of determination, Pass-Through Equity Contributions or Pass-Through Customer Prepayments shall not be treated as Unrestricted Cash.

Unrestricted Subsidiary: any Subsidiary of an Obligor designated as such on Schedule 9.1.14(a) or which the Borrower Agent has designated in writing to Agent to be an Unrestricted Subsidiary pursuant to Section 1.6 and any Subsidiary of an Unrestricted Subsidiary.

Unused Line Fee Rate: a per annum rate equal to (a) 0.50%, if average daily Revolver Usage was less than 50% of the Commitments during the preceding calendar month, or (b) 0.375%, if average daily Revolver Usage was 50% or more of the Commitments during such month.

Upstream Payment: a Distribution by a Subsidiary of an Obligor to such Obligor.

U.S. Government Securities Business Day: any Business Day, except any day on which the Securities Industry and Financial Markets Association, New York Stock Exchange or FRBNY is not open for business because the day is a legal holiday under New York law or U.S. federal law.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.9.2(b)(iii).

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated in accordance with GAAP, and excluding any portion of cost attributable to intercompany profit among Obligors and their Affiliates, provided, that, with respect to any Inventory that is anticipated to be sold pursuant to a fixed price contract, the value of such Inventory shall equal such contract price; and (b) for an Account, its face amount, net of any prepayments, deposits, returns, rebates, discounts (calculated on the shortest terms), credits, allowances or sales, excise or other similar Taxes.

Write-Down and Conversion Powers: (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Applicable Reporting Entity delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements; provided, that the Applicable Reporting Entity may adopt a change required or permitted by GAAP after the Closing Date as long as the Applicable Reporting Entity’s certified public accountants concur in such change, it is disclosed to Agent and the Loan Documents are amended in a manner satisfactory to Required Lenders to address the change. Upon request by Agent in connection with any such change, the Applicable Reporting Entity’s financial statements and Borrower Materials shall set forth a reconciliation between calculations made before and after giving effect to any such change in GAAP. In addition, all accounting terms shall be interpreted, all accounting determinations shall be made and all financial statements shall be prepared without giving effect to any election under FASB Accounting Standards Codification Topic 825, Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt at “fair value”, as defined therein. Notwithstanding any changes in GAAP after December 31, 2017, any lease of the Obligors or their Restricted Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2017 (whether such lease is entered into before or after December 31, 2017) shall not constitute a Capital Lease under this Agreement or any other Loan Document as a result of such changes in GAAP unless otherwise agreed to in writing by the Borrower Agent and the Agent (it being understood and agreed that, for the avoidance of doubt, any future effectiveness of ASC 842 after December 31, 2017 shall be disregarded for purposes of this Agreement).

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York: “Account,” “Account Debtor,” “As-Extracted Collateral,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Payment Intangibles,” “Securities Account” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” mean “including, without limitation”, “or” includes “and/or”, and the rule of ejusdem generis does not apply. Section titles appear as a matter of convenience only and will not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents and except as otherwise specified herein); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) time of day means the time at Agent’s notice address under Section 14.3.1; or (g) discretion or satisfaction of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person exercised from time to time. Any references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and any determination (including calculation of Borrowing Base and financial covenants) made from time to time by Obligors under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Obligors have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Indemnitee under a Loan Document. No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5 Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division, or an allocation of assets to a series of any such entity (or the unwinding of a Division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer or similar term, as applicable, to, of or with a separate Person. Any Division of Person shall constitute a separate Person hereunder.

1.6 Designation and Conversion of Subsidiaries.

1.6.1 Generally. Unless designated as an Unrestricted Subsidiary on Schedule 9.1.14(a) as of the Closing Date or thereafter, assuming compliance with Section 1.6.2, any Person that becomes a Subsidiary of an Obligor or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

1.6.2 Designation. Borrower Agent may designate by written notification thereof to Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary (other than a Borrower or a direct or indirect parent of a Borrower); provided that (a) immediately prior, and immediately after giving effect, to such designation, no Default or Event of Default shall have occurred and be continuing; (b) each Subsidiary designated as an “Unrestricted Subsidiary” and its Subsidiaries has not at the time of designation, and does not thereafter create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt pursuant to which a lender or any other Person has recourse to any Obligor or any Restricted Subsidiary of any Obligor or any of the assets of any Obligor or any Restricted Subsidiary of any Obligor (other than to the extent consisting solely of a pledge of the Equity Interests of such Unrestricted Subsidiary to secure Debt of such Subsidiary); (c) no Obligor or Restricted Subsidiary of any Obligor shall have any liability for any Debt or other obligations of any Unrestricted Subsidiary; (d) such designation is deemed to be (i) an Investment in an Unrestricted Subsidiary in an amount equal to the Fair Market Value as of the date of such designation of the Obligors’ direct and indirect ownership interest in the assets of such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 10.2.4 and (ii) a Disposition of 100% of the assets of such Subsidiary and such Disposition would be permitted to be made at the time of such designation under Section 10.2.5; (e) no Subsidiary may be designated as an Unrestricted Subsidiary (i) if immediately after such designation, it will be a restricted subsidiary for purposes of any other Debt of an Obligor or other Restricted

Subsidiary, (ii) to the extent it owns (directly or indirectly) Equity Interests in any Obligor, any material Intellectual Property, any Sand Facility, or, to the extent constituting assets included in the Borrowing Base (or constituting locations from which assets included in the Borrowing Base in the immediately preceding 90 day period originated) any Sand Interest, Sand Property or Sand Mine or (iii) if it was previously an Unrestricted Subsidiary that had been re-designated as a Restricted Subsidiary; (f) Agent shall have received a Borrowing Base Report (giving pro forma effect to such Unrestricted Subsidiary designation) to the extent that at the time of such designation such Subsidiary holds assets or property constituting more than 5.0% of the assets included in the most recent calculation of the Borrowing Base; (g) the Payment Conditions are satisfied at the time of such designation and immediately after giving effect thereto on a pro forma basis, and (h) Agent shall have received an officer’s certificate executed by a Senior Officer of Borrower Agent, certifying compliance with the requirements of the preceding clauses (a) through (g). Notwithstanding the foregoing, no Unrestricted Subsidiary may hold any Debt of, Liens on or Equity Interests in any Obligor or any Restricted Subsidiary (or any of their respective assets). Except as provided in this Section 1.6.2, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. For the avoidance of doubt, the ongoing requirements in clauses (b), (c) and (e) of the first sentence of this Section 1.6 shall apply to Subsidiaries that are designated as Unrestricted Subsidiaries on Schedule 9.1.14(a) on the Closing Date.

1.6.3 Redesignation. Borrower Agent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (a) the representations and warranties of the Obligors and their Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects (without duplication of any materiality qualification applicable thereto) on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (b) no Default or Event of Default would exist, (c) such designation shall constitute an incurrence of any Debt and Liens of such Unrestricted Subsidiary and must be permitted under Section 10.2.1 and Section 10.2.2, respectively, and (d) the Obligors comply with the requirements of Section 10.1.9. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the Fair Market Value of the applicable Obligor’s direct and indirect ownership interest in such Subsidiary or the amount of the Obligors’ cash investment previously made for purposes of the limitation on Investments under Section 10.2.4.

1.7 Negative Covenant Compliance. For purposes of determining whether the Obligors and their Restricted Subsidiaries comply with any exception to Section 10.2 where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests, and (b) correspondingly, any such ratio and metric shall only prohibit the Obligors and their Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Debt or Investments, but shall not result in any previously permitted, for example, Liens, Debt or Investments ceasing to be permitted hereunder.

Section 2. CREDIT FACILITIES.

2.1 Loan Commitments

2.1.1 Commitments. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein (including Section 6), to make Loans to Borrowers from time to time through the Termination Date. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if Revolver Usage at such time plus the requested Borrowing would exceed the Borrowing Base.

2.1.2 Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3 Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes, including working capital. Borrowers shall not, directly or, knowingly, indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to purchase or carry, or to reduce or refinance any debt incurred to purchase or carry, any Margin Stock or for any related purpose as governed by any regulation (including Regulation U) of the Federal Reserve Board of Governors; (ii) to fund any activities of or business with any Person, or in any country or territory, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; or (iii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any Person (including any Secured Party or other individual or entity participating in any transaction).

2.1.4 Voluntary Reduction or Termination. Upon at least three Business Days’ prior written notice to Agent at any time, Borrowers may terminate or reduce the Commitments. Each reduction shall be specified in the notice, in a minimum amount of $5,000,000 (plus any increment of $1,000,000), and applied ratably to all Commitments. A notice of termination or reduction by Borrowers is irrevocable; provided, that a notice of termination in full may state that such notice is conditional upon the effectiveness of another credit facility or any other transaction or condition, in which case such notice may be revoked by Borrower Agent by notice to Agent on or prior to the specified effective date if such condition is not satisfied.

2.1.5 Overadvances. Any Overadvance shall be repaid by Borrowers within one Business Day of written demand by Agent (including by email), and constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Agent may require Lenders to fund Base Rate Loans requested by Borrowers that cause or constitute an Overadvance and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance does not exceed $7,500,000 and does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Commitments. No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of any Event of Default. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that any condition in Section 6 is not satisfied, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount of $7,500,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance payment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Each Lender hereby purchases an undivided Pro Rata participation in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.7 Increase in Commitments. Borrowers may request an increase in Commitments from time to time upon not less than 10 Business Days’ notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Commitments, except for a closing fee specified by Borrowers, (b) total increases under this Section do not exceed $75,000,000 and no more than five increases are made, and (c) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under any intercreditor or subordination agreement (including the Intercreditor Agreement). Agent shall promptly notify Lenders of the requested increase and, within five Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment. No Lender is obligated to provide any increase, and any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder. Agent may allocate, in consultation with Borrowers, the increased Commitments among committing Lenders and, if necessary, Eligible Assignees. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, provided (i) the conditions set forth in Section 6.2 are satisfied at such time and (ii) flood insurance diligence and documentation have been completed as required by all Flood Laws or otherwise in a manner satisfactory to all Lenders. Agent, Obligors, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent reasonably deems appropriate to evidence the increase in and allocations of Commitments and Obligors shall pay any reasonable and documented out-of-pocket fees and expenses incurred in connection therewith. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of Commitments.

2.2 Letter of Credit Facility.

2.2.1 Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until five Business Days prior to the Termination Date, on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements reasonably satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions. Letters of Credit may not extend beyond the scheduled Termination Date unless Cash Collateralized to the reasonable satisfaction of Agent (it being agreed that delivery of cash collateral in an amount equal to 103% of the Stated Amount of such Letter of Credit shall be satisfactory), and Issuing Bank shall be entitled to issue notices of non-renewal to the beneficiaries thereof with respect to any Letter of Credit with automatic renewal provisions.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred by Obligors. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, but Issuing Bank may require a new LC Application in its discretion.

(c) Borrowers assume all risks of beneficiaries’ acts, omissions or misuses of Letters of Credit. None of Agent, Issuing Bank or Lenders shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; breach of contract between a shipper or vendor and an Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in translation or interpretation of technical terms; misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. Obligors shall take commercially reasonable actions (including enforcement of available rights against a beneficiary) requested by Issuing Bank or Agent to avoid and mitigate damages relating to Letters of Credit or claimed against Issuing Bank, Agent or any Lender. Issuing Bank shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2 Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, (i) within one Business Day of the date of such drawing or disbursement if the Issuing Bank provides notice to the Borrower Agent of such drawing or disbursement prior to 11:00 a.m. (Central time) on such prior Business Day after the date of such drawing or disbursement or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, the “Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made as provided in this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; a draft, certificate or other document presented under a Letter of Credit being determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; waiver by Issuing Bank of a requirement that exists for its protection (and not a Obligor’s protection) or that does not materially prejudice an Obligor; honor of an electronic demand for payment even if a draft is required; payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume responsibility for any failure or delay in performance or any breach by any Obligor or other Person of any obligations under any LC Documents. Issuing Bank does not make any express or implied warranty, representation or guaranty to Lenders with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Indemnitee shall be liable to any Obligor, Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of such Indemnitee’s gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

2.2.3 Cash Collateral. At Agent’s or Issuing Bank’s request, Obligors shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all outstanding Letters of Credit if an Event of Default exists (provided, that such cash collateral shall be returned to the Obligors upon the cure or waiver of such Event of Default), the Termination Date is scheduled to occur within five Business Days or the Termination Date occurs. If Obligors fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.2.4 Resignation of Issuing Bank. Issuing Bank may resign at any time upon 30 days’ prior written notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent notice of resignation as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, that no failure by the Borrowers to appoint any such successor shall affect the resignation of the resigning Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank.

Section 3. INTEREST, FEES AND CHARGES

3.1 Interest

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a Term SOFR Loan, at Term SOFR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.

(b) During an Insolvency Proceeding with respect to any Obligor, or during any other Specified Event of Default if Agent or Required Lenders in their discretion so elect, all overdue Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, as applicable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans is due and payable in arrears (i) on each Interest Payment Date; (ii) concurrently with prepayment of any Loan, with respect to the principal amount being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, within five Business Days of Agent’s demand therefor.

3.1.2 Application of Term SOFR to Outstanding Loans.

(a) Borrowers may elect to convert any portion of Base Rate Loans to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Term SOFR Loan.

(b) Borrower Agent shall give Agent a Notice of Conversion/Continuation by 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation is irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a Term SOFR Loan, Borrowers have failed to deliver a Notice of Conversion/Continuation, the Loan shall convert to a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

3.1.3 Interest Periods. Borrowers shall select an interest period (“Interest Period”) of one, three or six months (in each case, subject to availability) to apply to each Term SOFR Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Term SOFR Loan, and shall expire one, three or six months thereafter, as applicable; (b) if any Interest Period begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at its end, or if such corresponding day falls after the last Business Day of the end month, then the Interest Period shall expire on the end month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Termination Date.

3.2 Fees.

3.2.1 Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each quarter and on the Termination Date.

3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for Term SOFR Loans times the average daily Stated Amount of Letters of Credit, payable in arrears on the first day of each quarter; (b) to Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, payable in arrears on the first day of each quarter; and (c) to Issuing Bank, for its own account, all customary charges associated with issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, payable as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3 Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3 Computation of Interest, Fees, Yield Protection. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be computed for actual days elapsed, based on a year of 365 or 366 days, as applicable. All other interest, as well as fees and other charges calculated on a per annum basis, shall be computed for actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fee, interest rate or amounts payable hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.7, 3.9 or 5.8 that is submitted to Borrower Agent by Agent or the affected Lender in reasonable detail (a “Reimbursement Certificate”) shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Obligors shall pay all Claims within 10 days of receipt of a reasonably detailed written request therefor from the requesting Person. Obligors shall also reimburse Agent for all reasonable and documented legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) the negotiation and preparation of Loan Documents, including any modification thereof; (b) the administration of and actions relating to any Collateral, Loan Documents and the transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder that the Obligors fail to maintain or to verify Collateral; and (c) subject to Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Obligors by Agent’s professionals at their then applicable hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to any other transaction. Obligors acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall within 10 days following Agent’s demand therefor pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Obligors under this Section shall be due within 10 days in accordance with Section 3.3. This Section 3.4 shall be subject to the Legal Expenses Limitation.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund or commit to, participate in, or charge applicable interest or fees with respect to any Loan or Letter of Credit, or to determine or charge interest or fees based on SOFR or Term SOFR, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as Term SOFR Loans, shall be suspended and Borrowers shall make such appropriate accommodations regarding affected Letters of Credit as Agent or such Lender may reasonably request, as applicable, (b) if such notice asserts the illegality of such Lender to make or maintain Base Rate Loans whose interest rate is determined by reference to Term SOFR, the interest rate applicable to such Lender’s Base Rate Loans shall, as necessary to avoid such illegality, be determined by Agent without reference to the Term SOFR component of Base Rate, in each case until such Lender notifies Agent that the circumstances giving rise to Lender’s determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or convert Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan. Upon any prepayment or conversion of a Loan pursuant to this Section, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates

3.6.1 Inability to Determine Rate. If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, as applicable, (a) Agent determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 3.6.2, and the circumstances under Section 3.6.2(a) or the Scheduled Unavailability Date has occurred (as applicable), or (ii) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (b) Agent or Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrowers and Lenders. Thereafter, (x) the obligation of Lenders to make, maintain, or convert Base Rate Loans to, Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of Base Rate, the utilization of such component in determining Base Rate shall be suspended, in each case until Agent (or, in the case of a determination by Required Lenders described above, until Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (I) Borrowers may revoke any pending request for a Borrowing, conversion or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, and (II) any outstanding Term SOFR Loans shall convert to Base Rate Loans at the end of their respective Interest Periods.

3.6.2 Successor Rates. Notwithstanding anything to the contrary in any Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that Borrowers or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining one, three and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(b) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, “Scheduled Unavailability Date”);

then, on a date and time determined by Agent (any such date, “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other applicable Loan Document with Daily Simple SOFR plus the SOFR Adjustment, for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to, any Loan Document (“Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (x) if Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (y) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to the Successor Rate then in effect, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmarks in similar U.S. dollar denominated credit facilities syndicated and agented in the United States and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmarks in similar U.S. dollar denominated credit facilities syndicated and agented in the United States, which adjustment or method for calculating such adjustment shall be published on an information service selected by Agent from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders deliver to Agent written notice that Required Lenders object to the amendment.

Agent will promptly (in one or more notices) notify Borrowers and Lenders of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for all purposes of the Loan Documents.

3.7 Increased Costs; Capital Adequacy

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender, Issuing Bank or any applicable interbank market any other condition, cost or expense (in each case, other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, within 10 days following the written request of such Lender or Issuing Bank in accordance with Section 3.3, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered as set forth in such request.

3.7.2 Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered within 10 days following delivery of a written request therefor in accordance with Section 3.3.

3.7.3 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs, reductions or other amounts pursuant to this Section suffered more than six months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a Loan (other than a Base Rate Loan) does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a Loan (other than a Base Rate Loan) occurs on a day other than the end of its Interest Period or tenor, (c) Borrowers fail to repay a Loan (other than a Base Rate Loan) when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a Loan (other than a Base Rate Loan) prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding, but excluding any loss of anticipated profits. All amounts payable by Obligors under this Section shall be due within 10 days following delivery of a written request therefor in accordance with Section 3.3.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 4. LOAN ADMINISTRATION.

4.1 Manner of Borrowing and Funding Loans

4.1.1 Notice of Borrowing.

(a) To request Loans, Borrower Agent shall deliver a Notice of Borrowing to Agent by 12:00 p.m. (noon) (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of Term SOFR Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing is irrevocable and must specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or Term SOFR Loan, and (D) in the case of a Term SOFR Loan, the applicable Interest Period (which shall be deemed to be one month if not specified).

(b) Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including any Swingline Loan, Overadvance, Protective Advance, Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation.

(c) If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2 Funding by Lenders. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. two Business Days before a proposed funding of a Term SOFR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 10:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent within one Business Day of demand therefor the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3 Swingline Loans; Settlement; Rescindable Amounts.

(a) To fulfill any request for a Base Rate Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $7,500,000. Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to Agent for its own account until settled with or funded by Lenders hereunder. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time.

(b) Settlement of Loans, including Swingline Loans and Protective Advances, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply any payment received from an Obligor to Swingline Loans and Protective Advances, regardless of any designation by any Obligor or anything herein to the contrary. If any Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or otherwise, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Interest on a Loan shall be payable in favor of a Lender from the later of the date the Loan is advanced to Borrowers or the Lender funds the Loan (or participation therein). No Obligor or Secured Party shall be entitled to credit for interest paid by a Secured Party to Agent pursuant to Section 4.1.3(c) or 12.10.2, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

(c) Unless Agent receives notice from Borrowers prior to the date on which a payment is due to Agent for the account of Lenders or Issuing Bank hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to Lenders or Issuing Bank, as applicable, the amount due. With respect to any payment that Agent makes for the account of Lenders or Issuing Bank hereunder as to which Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment, a “Rescindable Amount”): (1) Borrowers have not in fact made such payment, (2) Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed), or (3) Agent has for any reason otherwise erroneously made such payment, then each Lender or Issuing Bank, as applicable, severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to or otherwise made for the account of such Lender or Issuing Bank, in immediately available funds with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice by Agent to Issuing Bank, any Lender or any Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

4.1.4 Notices. If Borrowers request, convert or continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrowers shall confirm the request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Agent and Lenders are not liable for any loss suffered by a Borrower as a result of Agent or a Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on a Borrower’s behalf.

4.1.5 Conforming Changes. Agent may make Conforming Changes from time to time in consultation with Borrower Agent with respect to SOFR, Term SOFR or any Successor Rate. Notwithstanding anything to the contrary in any Loan Document, any amendment implementing such changes shall be effective without further action or consent of any party to any Loan Document. Agent shall post or provide each such amendment to Lenders and Borrower Agent reasonably promptly after it becomes effective.

4.2 Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2 Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3 Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated Term SOFR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3 Number and Amount of Term SOFR Loans; Determination of Rate. Each Borrowing of Term SOFR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than eight Borrowings of Term SOFR Loans may be outstanding at any time, and all Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated and considered one Borrowing. Upon determining Term SOFR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Each Borrower hereby designates the Company (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of Communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon any Communication (including any notice of borrowing) delivered by or to Borrower Agent on behalf of any Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Obligor agrees that any Communication, delivery, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Obligor.

4.5 One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers, jointly and severally, and are secured by Agent’s Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 4.1.3(c), 5.4, 5.8, 5.9, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent, Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

Section 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes (except Taxes as required by Applicable Law), and in immediately available funds, not later than 1:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a Term SOFR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, at Agent’s discretion, but whenever possible (provided no Default or Event of Default exists) any prepayment shall be applied to Base Rate Loans before Term SOFR Loans.

5.2 Repayment of Loans. Loans may be prepaid from time to time, without penalty or premium (subject to Section 3.9), pursuant to a notice of prepayment (in form reasonably satisfactory to Agent), delivered to Agent concurrently with prepayment of a Swingline Loan and at least three Business Days prior to prepayment of other Loans; provided, that no such notice shall be required for payments applied pursuant to Section 5.6. Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder, and any Overadvance or Protective Advance shall be due and payable as provided in Sections 2.1.5 and 2.1.6. If a Disposition includes Accounts or Inventory when a Trigger Period exists (or would result therefrom), Obligors shall apply Net Proceeds to repay Loans equal to the greater of (a) the net book value (or fair market value, if higher) of such Accounts and Inventory, or (b) the reduction in Borrowing Base resulting from the disposition.

5.3 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Claims, shall be paid by Obligors as provided in the Loan Documents or, if no payment date is specified, within five Business Days of demand therefor.

5.4 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Obligors is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5 Application and Allocation of Payments

5.5.1 Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its discretion. If funds received by or available to Agent under clause (b) are insufficient to pay fully all Obligations then due and owing, such funds shall be applied (i) ratably to pay interest and fees until paid in full, and then (ii) ratably to pay unreimbursed draws under Letters of Credit and Loan principal then due and owing.

5.5.2 Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary but subject to the Intercreditor Agreement, during an Event of Default under Section 11.1(i), (j) or (k), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c) third, to all amounts owing to Issuing Bank;

(d) fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e) fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f) sixth, to Cash Collateralize all LC Obligations;

(g) seventh, to all Loans, and to Secured Bank Product Obligations constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(h) eighth, to all other Secured Bank Product Obligations; and

(i) last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations in this Section are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and no Obligor has any right to direct the application of payments or Collateral proceeds subject to this Section.

5.5.3 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.6 Dominion Account. The ledger balance in the Dominion Account(s) as of the end of a Business Day shall be transferred to Bank of America and applied to the Obligations at the beginning of the next Business Day, during any Trigger Period. Any resulting credit balance shall not accrue interest in favor of Borrowers and Agent shall use commercially reasonable efforts to transfer such credit balance to Borrowers’ operating account on such next Business Day so long as no Event of Default exists (an “Existing Event of Default”); provided that upon the cure or waiver of all Existing Events of Default, any such credit balance shall be made available to Borrowers.

5.7 Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder, including the Register in accordance with Section 13.3.4. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries in a loan account shall be presumptive evidence of the information contained therein. If information in a loan account is provided to or inspected by or on behalf of a Borrower, the information shall be conclusive and binding on Borrowers for all purposes absent manifest error, except to the extent Borrower Agent notifies Agent in writing within 30 days of specific information subject to dispute.

5.8 Taxes.

5.8.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent or an Obligor in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding. For purposes of Sections 5.8 and 5.9, “Applicable Law” shall include FATCA, “Lender” shall include Issuing Bank and “Obligations” shall exclude Secured Bank Product Obligations.

(b) Subject to Section 5.8.1(a), if Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.8.2 Payment of Other Taxes. Without limiting the foregoing, Obligors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.8.3 Tax Indemnification.

(a) Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrower Agent by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Obligors have not already paid or reimbursed Agent therefor and without limiting Obligors’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant Register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.8.4 Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes to a Governmental Authority pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.8.5 Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion, exercised in good faith, that it has received a refund of Taxes that were indemnified by Obligors or with respect to which an Obligor paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrower Agent (but only to the extent of indemnity payments or additional amounts actually paid by Obligors with respect to the Taxes giving rise to the refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Obligors shall, upon request by the Recipient, repay to the Recipient such amount paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything to the contrary in this Section 5.8.5, no Recipient shall be required to pay any amount to Obligors if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9 Lender Tax Information.

5.9.1 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrower Agent and Agent, at the times reasonably requested by the Borrower Agent or the Agent, such properly completed and executed documentation reasonably requested by Borrower Agent or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Agent or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower Agent or

Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes such completion, execution or submission would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.2 Documentation. Without limiting the foregoing,

(a) any Lender that is a U.S. Person shall deliver to Borrower Agent and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower Agent or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower Agent or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BENE; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrower Agent or Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower Agent and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Agent as may be necessary for Obligors or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof; and

(e) on or before the date on which Bank of America, N.A. (and any successor or replacement Agent) becomes the Agent hereunder, it shall deliver to Borrower Agent an executed copy of IRS Form W-9 certifying that such Agent is exempt from U.S. federal backup withholding tax.

5.9.3 Redelivery of Documentation. If any form or certification previously delivered by a Lender or Agent pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrower Agent and Agent in writing of its legal inability to do so.

5.10 Nature and Extent of Each Obligor’s Liability.

5.10.1 Joint and Several Liability. Each Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and the other Secured Parties the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Obligor agrees that its guaranty of the Obligations hereunder constitutes a continuing guaranty of payment and performance and not of collection, that such guaranty shall not be discharged until Full Payment of the Obligations, and that such guaranty is absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any other Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action or inaction by Agent or any other Secured Party in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any other Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any other Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.10.2 Waivers.

(a) Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or any other Secured Party to marshal assets or to proceed against any other Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is an Obligor. It is agreed among each Obligor, Agent and the other Secured Parties that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and the other Secured Parties would decline to make Loans and issue Letters of Credit. Each Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and the other Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any other Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any other Secured Party to seek a deficiency judgment against any Obligor shall not impair any other Obligor’s obligation to pay the full amount of the Obligations. Each Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Obligor’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but may be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any other Secured Party might otherwise be entitled but for such bidding at any such sale.

5.10.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Obligor’s liability under this Section shall not exceed the greater of (i) all amounts for which such Obligor is primarily liable, as described in clause (c) below, or (ii) such Obligor’s Allocable Amount.

(b) If any Obligor makes a payment under this Section of any Obligations (other than amounts for which such Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Obligor, exceeds the amount that such Obligor would otherwise have paid if each Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Obligor’s Allocable Amount bore to the total Allocable Amounts of all Obligors, then such Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Obligor for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Obligor shall be the maximum amount that could then be recovered from such Obligor under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) This Section shall not limit the liability of any Obligor to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.4 Joint Enterprise. Each Obligor has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Obligors’ business most efficiently and economically. Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group. Obligors believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Obligors acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Obligors and at Obligors’ request.

5.10.5 Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

Section 6. CONDITIONS PRECEDENT.

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox and Deposit Account Control Agreements for all Deposit Accounts (other than Excluded Accounts), in form and substance reasonably satisfactory to Agent.

(d) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Obligor certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Obligor is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; (iv) assuming Agent and the Lenders are satisfied with any items that are subject to their satisfaction, such Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents; and (v) attached to such certificate are true, accurate and complete copies of the Term Loan Agreement and all amendments thereto.

(e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) Agent shall have received a written opinion of Vinson & Elkins L.L.P., in form and substance reasonably satisfactory to Agent.

(g) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization as of a recent date. Agent shall have received good standing certificates as of a recent date for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors.

(i) Each Obligor shall have provided, in form and substance satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Obligor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Obligor.

(j) Agent shall have completed its business, financial and legal due diligence of Obligors, including a field examination and appraisal, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2021.

(k) Obligors shall have paid all fees and expenses to be paid to Agent on the Closing Date, including field exam and appraisal costs and the reasonable and documented out-of-pocket fees and expenses of Haynes & Boone, LLP and other external advisors to the extent invoiced prior to the Closing Date.

(l) Agent shall have received a Borrowing Base Report as of December 31, 2022. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Obligors of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $15,000,000.

(m) Agent shall have received a duly executed payoff letter in form and substance satisfactory to it and dated on or prior to the Closing Date with respect to the Company’s ABL Credit Agreement dated December 14, 2018 with Barclays Bank PLC, as administrative agent, together with evidence satisfactory to it (including UCC-3 financing statement terminations and other termination documents) that on the Closing Date such Debt will be repaid in full and the Liens securing such Debt have been released, subject only to the filing of applicable terminations and releases.

(n) Term Loan Lender shall have entered into (i) the Intercreditor Agreement with Agent and (ii) an amendment to the Term Loan Agreement in order to permit this Agreement, which shall each be in form and substance reasonably satisfactory to Agent.

(o) Agent shall have received the Related Real Estate Documents requested by Agent for all Real Estate described on Schedule 6.1(o).

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to make any credit extension hereunder (including funding a Loan, arranging a Letter of Credit, or granting any other accommodation to or for the benefit of any Obligor), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a) No Default or Event of Default exists or would result therefrom;

(b) The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects without duplication of any materiality qualification applicable thereto (except for representations and warranties that expressly apply only on an earlier date, which shall be true and correct in all material respects, without duplication, as of such date);

(c) Sufficient Availability exists therefor; and

(d) With respect to a Letter of Credit issuance, all LC Conditions are satisfied.

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Obligors that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension.

Section 7. COLLATERAL.

7.1 Grant of Security Interest. To secure the prompt payment and performance of the Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest and Lien on all personal Property of such Obligor, including the following, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts and all Payment Intangibles;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 7.5;

(d) all Deposit Accounts and Securities Accounts;

(e) all Documents;

(f) all General Intangibles (including Intellectual Property) and all business interruption insurance;

(g) all Goods, including Inventory, Equipment, Fixtures and As-Extracted Collateral;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

To the extent that any of the above-described Property is not subject to the UCC, each Obligor hereby pledges and collaterally assigns all of such Obligor’s right, title, and interest in and to such Property, whether now owned or hereafter acquired, to Agent for the benefit of the Secured Parties to secure the payment and performance of the Obligations to the full extent that such a pledge and collateral assignment is possible under relevant law.

Notwithstanding the foregoing, Collateral shall not include any Excluded Property; provided that Excluded Property shall not include any proceeds, products, substitutions or replacements of Excluded Property, including monies due or to become due to an Obligor (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. Agent’s Lien hereunder encumbers all amounts credited to any Deposit Account of an Obligor (other than to the extent constituting Excluded Property), including sums in any blocked, lockbox, sweep or collection account.

7.2.2 Cash Collateral. As security for the Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to the payment of the Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related Deposit Accounts shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3 Pledged Collateral.

7.3.1 Pledged Equity Interests and Debt Securities. As security for the payment and performance of the Obligations, each Obligor hereby assigns and pledges to Agent, for the benefit of the Secured Parties, and hereby grants to Agent, for the benefit of Secured Parties, a security interest in, all of such Obligor’s right, title and interest in, to and under (a) the Equity Interests now owned or at any time hereafter acquired by such Obligor, including the Equity Interests set forth opposite the name of such Obligor on Schedule 7.3, and all certificates and other instruments representing such Equity Interests (excluding any Excluded Property, collectively, the “Pledged Equity Interests”); (b) the debt securities now owned or at any time hereafter acquired by such Obligor, including the debt securities set forth opposite the name of such Obligor on Schedule 7.3, and all promissory notes and other instruments evidencing such debt securities (collectively, the “Pledged Debt Securities”); (c) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the property referred to in clauses (a) and (b) above; (d) all rights and privileges of such Obligor with respect to the securities, instruments and other property referred to in clauses (a), (b) and (c) above; and (e) all proceeds of any and all of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

7.3.2 Delivery of the Pledged Collateral.

(a) Each Obligor agrees to deliver or cause to be delivered to Agent any and all Pledged Collateral at any time owned by such Obligor promptly following the acquisition thereof by such Obligor (and in any event within 30 days) to the extent that such Pledged Collateral is either (i) certificated Pledged Equity Interests or (ii) in the case of Pledged Debt Securities, required to be delivered pursuant to paragraph (b) of this Section 7.3.2; provided, that Agent acknowledges that any Obligor’s delivery of any such Pledged Collateral to the applicable Person entitled thereto under the Intercreditor Agreement at such time will satisfy such Obligor’s delivery obligations under this Section 7.3.2(a) so long as the Intercreditor Agreement is in full force and effect.

(b) All Debt (other than Debt that has a principal amount of less than $250,000 individually and $1,000,000 in the aggregate) owing to any Obligor that is evidenced by a promissory note or other Instrument shall be promptly (and in any event within 30 days of the acquisition thereof) delivered to Agent pursuant to the terms hereof; provided, that Agent acknowledges that any Obligor’s delivery of any such Pledged Collateral to the applicable Person entitled thereto under the Intercreditor Agreement at such time will satisfy such Obligor’s delivery obligations under this Section 7.3.2(b) so long as the Intercreditor Agreement is in full force and effect.

(c) Upon delivery (i) any Pledged Equity Interests shall be accompanied by undated stock powers duly executed by the applicable Obligor in blank or other instruments of transfer reasonably satisfactory to Agent and by such other instruments and documents as Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall, if relevant or applicable to such property, be accompanied by undated proper instruments of assignment duly executed by the applicable Obligor in blank and by such other instruments and documents as Agent may reasonably request. In connection with any delivery of Pledged Collateral after the date hereof, Borrower Agent shall deliver a Schedule describing the Pledged Collateral so delivered, which Schedule shall be attached to Schedule 7.3 and made a part hereof; provided, that failure to deliver any such Schedule hereto or any error in a Schedule so attached shall not affect the validity of the pledge of any Pledged Collateral.

7.3.3 Pledge Related Representations, Warranties and Covenants. Each Obligor hereby represents, warrants and covenants to Agent and the Secured Parties that:

(a) As of the Closing Date, Schedule 7.3 sets forth a true and complete list, with respect to such Obligor, of (i) all the Equity Interests owned by such Obligor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Obligor and (ii) all debt owned by such Obligor, and all promissory notes and other instruments evidencing such debt. Schedule 7.3 sets forth all Equity Interests, debt and promissory notes required to be pledged hereunder as of the Closing Date.

(b) The Pledged Equity Interests and Pledged Debt Securities, solely with respect to Pledged Equity Interests and Pledged Debt Securities issued by a Person that is an Obligor or a Subsidiary of the Company, have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests issued by a Person that is an Obligor or a Subsidiary of the Company, are fully paid and nonassessable (to the extent such concepts are relevant to such Pledged Equity Interests) and (ii) in the case of Pledged Debt Securities issued by an Obligor or a Subsidiary of the Company, are legal, valid and binding obligations of the issuers thereof (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(c) Except for the security interests granted hereunder, such Obligor (i) is and, subject to any transfers or dispositions made in compliance with this Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral indicated on Schedule 7.3 as owned by such Obligor, (ii) holds the same free and clear of all Liens (other than Permitted Liens), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral (other than Permitted Liens and Permitted Dispositions), and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens and Permitted Dispositions), however arising, of all Persons whomsoever.

(d) Such Obligor has the power and authority to pledge the Pledged Collateral pledged by it hereunder.

(e) No Governmental Approval or any other action by any Governmental Authority and no consent or approval of any securities exchange or any other Person (including stockholders, partners, members or creditors of such Obligor) is or will be required for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect).

7.3.4 Registration in Nominee Name; Denominations. Agent shall have the right to hold the Pledged Collateral in its own name as pledgee, in the name of its nominee or in the name of the applicable Obligor, endorsed or assigned in blank or in favor of Agent. During the continuance of an Event of Default, Agent shall at all times have the right to exchange the certificates representing Pledged Equity Interests for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

7.3.5 Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and Agent shall have notified any Obligors that their rights under this Section are being suspended:

(i) Each Obligor shall be entitled to exercise any and all voting and other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents; provided, that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) Agent shall promptly execute and deliver to Obligors, or cause to be executed and delivered to Obligors, all such proxies, powers of attorney and other instruments as Obligors may reasonably request for the purpose of enabling Obligors to exercise the voting and other consensual rights and powers they are entitled to exercise pursuant to paragraph (i) above.

(iii) Each Obligor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of this Agreement, the other Loan Documents and Applicable Law; provided, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Obligor, shall be held in trust for the benefit of Agent and shall be forthwith delivered to Agent promptly following demand in the same form as so received (with any necessary endorsement); provided, that Agent acknowledges that any Obligor’s delivery of any such Pledged Collateral to the applicable Person entitled thereto under the Intercreditor Agreement at such time will satisfy such Obligor’s delivery obligations under this Section 7.3.5 so long as the Intercreditor Agreement is in full force and effect.

(b) Upon the occurrence and during the continuance of an Event of Default, after Agent shall have notified any Obligors of the suspension of their rights under paragraph (a)(iii) of this Section, all rights of any Obligor to dividends, interest, principal or other distributions that such Obligor is authorized to receive pursuant to paragraph (a)(iii) of this Section shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Obligor contrary to the provisions of this Section shall be held in trust for the benefit of Agent and shall be forthwith delivered to Agent upon demand in the same form as so received (with any necessary endorsement); provided, that Agent acknowledges that any Obligor’s delivery of any such Pledged Collateral to the applicable Person entitled thereto under the Intercreditor Agreement at such time will satisfy such Obligor’s delivery obligations under this Section 7.3.5 so long as the Intercreditor Agreement is in full force and effect. Any and all money and other property paid over to or received by Agent pursuant to the provisions of this paragraph shall be retained by Agent in an account to be established by Agent upon receipt of such money or other property, shall be held as security for the Obligations and shall be applied in accordance with the provisions of Section 5.5.

(c) Upon the occurrence and during the continuance of an Event of Default, after Agent shall have notified any Obligors of the suspension of their rights under paragraph (a)(i) of this Section, all rights of any Obligor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section, and the obligations of Agent under paragraph (a)(ii) of this Section, shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to exercise such voting and other consensual rights and powers; provided, that unless otherwise directed by the Required Lenders, Agent shall have the right from time to, in its sole discretion, notwithstanding the continuance of an Event of Default, to permit any Obligor to exercise such rights and powers.

7.3.6 Consents.

(a) In the case of each Obligor which is an issuer of Pledged Collateral, such Obligor agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it. Without limitation to the foregoing, with respect to each Obligor that is an issuer of Pledged Collateral constituting uncertificated securities, such Obligor agrees that upon notice from Agent following the occurrence and during the continuance of an Event of Default, such Obligor shall comply with Agent’s instructions with respect to such Pledged Collateral without further consent of the Obligor holding such Pledged Collateral.

(b) Each Obligor on behalf of itself, and in the case of each Obligor which is a partner, shareholder or member, as the case may be, in a partnership, corporation, limited liability company or other entity that is an issuer of Pledged Collateral such Obligor in such capacity, hereby (i) consents, to the extent required by the applicable Organic Documents of such Obligor or such issuer of Pledged Collateral, to the pledge by it and by each other Obligor pursuant to the terms hereof of the Pledged Collateral in such partnership, corporation, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Collateral to Agent or its nominee or transferee and admission of such Person as a substitute partner, shareholder or member, as the case may be, and (ii) to the maximum extent permitted to do so, irrevocably waives any and all provisions of the applicable Organic Documents of such issuer of Pledged Collateral that conflict with the terms of this Agreement or prohibit, restrict, condition or otherwise affect the grant hereunder of any Lien on any of the Pledged Collateral or any enforcement action which may be taken in respect of any such Lien.

7.4 Real Estate Collateral.

7.4.1 Lien on Real Estate. The Obligations shall be secured by Mortgages upon all Required Real Estate Collateral owned or leased by Obligors. If any Obligor acquires Required Real Estate Collateral hereafter (or any previously owned or leased Real Estate becomes Required Real Estate Collateral after the date hereof), Obligors shall promptly notify Agent and, within 60 days (or such later date as the Agent may agree), execute, deliver and record a Mortgage, in form and substance reasonably satisfactory to Agent, together with all Related Real Estate Documents. The Mortgages shall be duly recorded, at Obligors’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby.

7.4.2 Collateral Assignment of Leases. To further secure the prompt payment and performance of its Obligations, each Obligor hereby transfers and assigns to Agent and grants a Lien in favor of Agent on all of such Obligor’s right, title and interest in, to and under all now or hereafter existing leases of Real Estate to which such Obligor is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4.3 Release of Required Real Estate Collateral. Notwithstanding anything in any Loan Document to the contrary, with respect to any Real Estate (other than fixtures and as-extracted collateral) subject to a Lien in favor of Agent, in the event that no Term Loan Debt is outstanding or the Term Loan Debt is not secured by a Lien on such Real Estate (and no other Borrowed Money permitted under Section 10.2.1(n) is secured by such Real Estate) (the occurrence of such event with respect to any Real Estate, a “Release Event”), the Obligors may request that Agent release its Lien on such Real Estate and Agent shall release such Lien promptly following such Obligors’ request pursuant to such release documentation as the Obligors may reasonably request and that is reasonably acceptable to Agent, provided, that (a) no Event of Default exists at such time, (b) Agent may make or retain UCC “as-extracted” collateral and/or fixture filings, and (c) any such release shall be without prejudice to Section 7.4.1 in the event that such Real Estate subsequently constitutes Required Real Estate Collateral.

7.5 Other Collateral.

7.5.1 Commercial Tort Claims. As of the Closing Date, no Obligor has a Commercial Tort Claim (other than any Commercial Tort Claim of less than $500,000) except as set forth on Schedule 7.5. Obligors shall promptly (and in any event within 30 days) notify Agent in writing if any Obligor has an additional Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000), shall promptly amend Schedule 7.5 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (subject to the Intercreditor Agreement).

7.5.2 Certain After-Acquired Collateral. As of the Closing Date, no Obligor has any Chattel Paper (other than any Chattel Paper with a face amount individually of less than $500,000 or less than $1,000,000 in the aggregate) except as set forth on Schedule 7.5. Obligors shall promptly (and in any event within 30 days) notify Agent in writing if any Obligor acquires any Chattel Paper with a face amount individually in excess of $500,000 or in the aggregate in excess of $1,000,000) constituting Collateral, and shall, upon Agent’s request, deliver to Agent the originals of any such Chattel Paper. As of the Closing Date, no Obligor has any Document evidencing or constituting Collateral in an amount individually in excess of $500,000 or in the aggregate in excess of $1,000,000 except as set forth on Schedule 7.5. Obligors shall promptly (and in any event within 30 days) notify Agent in writing if any Obligor acquires any Document evidencing or constituting Collateral in an amount individually in excess of $500,000 or in the aggregate in excess of $1,000,000, and shall, upon Agent’s request, deliver to Agent the originals of any such Documents. Obligors shall promptly (and in any event within 30 days) notify Agent in writing if any Obligor acquires any Letter of Credit Right evidencing or constituting Collateral in an amount individually in excess of $500,000 or in the aggregate in excess of $1,000,000, and shall, upon Agent’s request, take such further actions as Agent may reasonably require to perfect its Lien thereon. Obligors shall notify Agent of the acquisition of any material Intellectual Property at the time of delivery of each Compliance Certificate and shall, upon Agent’s request, take such further actions as Agent may reasonably require to perfect its Lien thereon.

7.6 Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall any Obligor’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.

7.7 Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly (and in any event within 30 days) upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect.

Section 8. COLLATERAL ADMINISTRATION.

8.1 Borrowing Base Reports. By the 25th day of each month, Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the previous month; provided, that if a Trigger Period is in effect Borrower Agent shall, no later than the third Business Day of each calendar week, deliver a Borrowing Base Report prepared as of the close of business of such previous week. All information (including the calculation of Availability) in a Borrowing Base Report shall be certified by Borrower Agent. Agent may from time to time adjust such report (a) to reflect Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; and (b) to the extent any information or calculation does not comply with this Agreement.

8.2 Accounts.

8.2.1 Records and Schedules of Accounts. Each Obligor shall keep accurate and complete, in all material respects, records of its Accounts, including all payments and collections thereon, and shall submit to Agent each of the reports set forth on Schedule 8.2.1 at the times specified therein. If Accounts in an aggregate face amount of $2,500,000 or more cease to be Eligible Accounts or Eligible Unbilled Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within three Business Days) after any Obligor has knowledge thereof.

8.2.2 Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion if Obligors have not paid such Taxes when due and a Default or an Event of Default has occurred and is continuing, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or relate to any Collateral.

8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise; provided that as long as no Event of Default exists (a) Agent shall provide Borrower Agent at least two (2) Business Days’ notice prior to such verification and (b) shall provide an opportunity for a representative of the Borrower Agent to participate in any such phone call, if Borrower Agent so elects. Obligors shall provide reasonable cooperation with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Account. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent (and which Dominion Accounts shall be separate from the collection accounts for any Unrestricted Subsidiary). Obligors shall obtain a Deposit Account Control Agreement from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account (which may be exercised by Agent only during a Trigger Period) requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Agent may, during any Trigger Period, require immediate transfer of all funds in such Dominion Account(s) to Bank of America pursuant to Section 5.6 and such transferred funds shall be applied to the Obligations or made available to Borrowers, as applicable, in accordance with Section 5.6. Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of ABL Priority Collateral. Obligors shall request in writing and otherwise take all commercially reasonable steps to ensure that all payments on Accounts or otherwise relating to ABL Priority Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor or Subsidiary receives cash or Payment Items with respect to any ABL Priority Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit the same into a Dominion Account. Obligors shall not deposit or comingle payments on Accounts owing to any Unrestricted Subsidiary into the Dominion Account.

8.3 Inventory.

8.3.1 Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, and shall submit to Agent each of the reports set forth on Schedule 8.2.1 at the times specified therein.

8.3.2 [Reserved].

8.3.3 Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.4 [Reserved].

8.5 Administration of Deposit Accounts and Securities Accounts. As of the Closing Date, Schedule 8.5 lists all Deposit Accounts and Securities Accounts maintained by Obligors, including Dominion Accounts. Obligors shall be the sole account holders of each Deposit Account and Securities Account (other than Excluded Accounts described in clauses (a) and (c) of the definition thereof) and shall not allow any Person (other than Agent, the depository bank or securities intermediary and the Term Loan Lender) to have control over their Deposit Accounts, Securities Accounts or any Property deposited therein (other than Excluded Accounts described in clauses (a) and (c) of the definition thereof). Obligors shall promptly notify Agent of any opening of a Deposit Account or a Securities Account. With respect to all Deposit Accounts (other than Excluded Accounts) and Securities Accounts existing on the Closing Date, and promptly following the opening of any new Deposit Account (other than Excluded Accounts) and Securities Account after the Closing Date (but in any event prior to the transfer of any funds or other property thereto), the Obligors shall provide Agent with a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable. Obligors shall not comingle funds of any Unrestricted Subsidiary in Obligors’ Deposit Accounts or Securities Accounts; provided that the inadvertent comingling of funds in an aggregate amount not exceeding $1,000,000 at any one time shall not constitute a breach of the foregoing requirement so long as promptly rectified following knowledge thereof.

8.6 General Provisions.

8.6.1 Location of Collateral. All material tangible items of Collateral, other than Inventory in transit and Equipment out for repair or in use away from a Sand Facility in the Ordinary Course of Business, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1 (as updated from time to time by the Obligors by written notice to the Agent), except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; and (b) move Collateral to customer sites, drop depots and trucking yards in the Ordinary Course of Business.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Obligor shall maintain insurance with respect to the Collateral with financially sound and reputable insurance companies in such amounts and against such risks (including casualty) as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and with insurers reasonably satisfactory to Agent (it being agreed that insurers with a Best rating of at least A- shall be deemed satisfactory to Agent), which insurance policies and proceeds thereof, whether now owned or hereafter existing, are hereby collaterally assigned to Agent as security for the Obligations; provided, that if Real Estate secures any Obligations, flood hazard diligence, documentation and insurance for such Real Estate shall comply with all Flood Laws or shall otherwise be reasonably satisfactory to all Lenders. From time to time upon Agent’s reasonable request, Obligors shall deliver to Agent copies of its insurance policies and updated flood plain searches. Each policy shall include endorsements reasonably satisfactory to Agent (i) showing Agent as additional insured and lender’s loss payee; and (ii) requiring 30 days prior written notice to Agent of cancellation of the policy for any reason whatsoever (10 days in the case of non-payment). If any Obligor fails to provide and pay for any insurance, Agent may, in its discretion, procure the insurance and charge Obligors therefor. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim. If an Event of Default exists, only Agent may settle, adjust and compromise such claims with respect to Collateral (subject to the Intercreditor Agreement with respect to any Term Priority Collateral).

(b) Any proceeds of business interruption insurance and of property insurance in respect of ABL Priority Collateral (other than, for the avoidance of doubt, workers’ compensation, D&O insurance and liability policy payments to third parties) and awards from condemnation of ABL Priority Collateral shall be paid directly to Agent for application to the Obligations during a Trigger Period.

8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4 Defense of Title. Each Obligor shall use commercially reasonable efforts to defend its title to any material Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may (in its discretion), without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During the continuance of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (vii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (viii) use information contained in any data processing, electronic or information systems relating to Collateral; (ix) make and adjust claims under insurance policies; (x) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; (xi) exercise any voting or other rights relating to Investment Property following written notice to Borrower Agent of its intention to do so; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

Section 9. REPRESENTATIONS AND WARRANTIES.

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1 Organization; Powers. Each of the Obligors and their Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications would not reasonably be expected to result in a Material Adverse Effect.

9.1.2 Authority; Enforceability. The execution, delivery and performance of the Loan Documents are within each Obligor’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, equityholder action (including, without limitation, any action required to be taken by any class of directors, whether interested or disinterested, of the Obligors or any other Person in order to ensure the due authorization of the Loan Documents). Each Loan Document to which any Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.1.3 Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents to which each Obligor is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including equityholders, members, partners or any class of directors or managers, whether interested or disinterested, of the Obligors or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the obligations under the Loan Documents, except such as have been obtained or made and are in full force and effect, other than (i) the recordations and filings necessary to perfect Agent’s Liens in the Collateral, as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder and would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Applicable Law or any order of any Governmental Authority material to any Obligor’s or its Restricted Subsidiary’s business, (c) will not violate or result in a default under any Organic Documents of any Obligor or any indenture or other material agreement regarding Debt binding upon any Obligor or its Restricted Subsidiaries or its Properties (including the Term Loan Documents), or give rise to a right thereunder to require any payment to be made by any Obligor, and (d) will not result in the creation or imposition of any Lien on any Sand Property of any Obligor or its Restricted Subsidiaries (other than the Liens created by the Loan Documents).

9.1.4 Financial Condition; No Material Adverse Effect.

(a) The Borrowers have delivered to the Agent (for further distribution to the Lenders) the annual financial statements for the Fiscal Year ending December 31, 2021 and the quarterly financial statements for the Fiscal Quarter ending September 30, 2022 (the “Historical Financial Statements”). The Historical Financial Statements, including schedules and notes thereto, if any, have been prepared in reasonable detail in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly, in all material respects, the Company’s and its Subsidiaries’ financial position as at the dates thereof and their results of operations for the periods then ended, subject, in the case of such unaudited financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b) Since December 31, 2021, there has been no event, development or circumstance that has had or would reasonably be expected to result in a Material Adverse Effect.

(c) No Obligor or any of its Restricted Subsidiaries has as of the Closing Date any material (i) Debt (including Disqualified Equity Interests) or contingent liabilities, (ii) off-balance sheet liabilities or partnership liabilities, (iii) liabilities for past due Taxes, (iv) unusual forward or long-term commitments or (v) unrealized or anticipated losses from any unfavorable commitments, in each case, that would be required by GAAP to be reflected or noted in audited financial statements, except as referred to or reflected or provided for in the Historical Financial Statements or in other written information provided by the Borrowers to the Agent and the Lenders prior to the Closing Date.

9.1.5 Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened in writing against or affecting any Obligor or any of its Restricted Subsidiaries (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable probability of an adverse determination that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve the enforceability of any Loan Document.

9.1.6 Environmental Matters.

(a) Except for matters set forth on Schedule 9.1.6 or that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i) the Obligors and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(ii) the Obligors have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and neither the Company nor the other Obligors has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(iii) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party or any liability for investigation, remediation, removal, abatement, or monitoring of Hazardous Materials) under, any applicable Environmental Laws that is pending or, to the Obligors’ knowledge, threatened in writing against any Obligor or any of its Restricted Subsidiaries or any of their respective Properties or as a result of any operations at such Properties;

(iv) there has been no Environmental Release or, to the Obligors’ knowledge, threatened Environmental Release, of Hazardous Materials at, on, under or from the Obligors’ Properties, there are no investigations, remediations, abatements, removals, or monitorings of Environmental Releases of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Obligors, none of such Properties are adversely affected by any Environmental Release or threatened Environmental Release of a Hazardous Material originating or emanating from any other real property;

(v) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Obligors’ Properties that would reasonably be expected to form the basis for a claim for damages or compensation; and

(vi) none of the Properties of the Obligors contain any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(b) The Obligors have made available to the Agent, to the extent requested by the Agent, complete and correct copies of all material written environmental site assessment reports, investigative reports, studies, analyses, and governmental correspondence, in each case on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrowers’ or any other Obligor’s possession or control and relating to their respective Properties or operations thereon.

9.1.7 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Obligors (i) is in compliance with (A) all Applicable Laws applicable to it or its Property or to the construction of the Sand Facility Improvements, and (B) all agreements and other instruments binding upon it or its Property, and (ii) possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations, in each case, necessary for the ownership of its Property, the construction of the Sand Facility Improvements, and the conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) There exists no default or event or circumstance that, but for the expiration of any applicable grace period or the giving of notice, or both, would result in or permit the acceleration of the maturity of or would require any Borrower or any other Obligor or any of their respective Restricted Subsidiaries to redeem, defease or otherwise repay or make any offer therefor under any indenture, note, credit agreement or instrument pursuant to which any Material Debt is outstanding or by which any Borrower or any other Obligor or any of their Restricted Subsidiaries or any of their Properties is bound.

(c) No Default or Event of Default has occurred and is continuing.

9.1.8 Investment Company Act. None of the Obligors is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

9.1.9 Taxes. Each of the Obligors has (a) timely filed or caused to be filed all federal income Tax returns and all material state and other tax returns and reports, in each case required by Applicable Law to have been filed, and such Tax returns accurately reflect in all material respects all liabilities for Taxes of the Obligors for the periods covered thereby, and (b) paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such other Obligor or its Restricted Subsidiaries, as applicable, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Obligors and their Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Obligors, adequate. To the knowledge of the Obligors, (i) no Tax lien has been filed other than those constituting an Excepted Lien described in clause (a) of the definition thereof and (ii) as of the Closing Date, no claim is being asserted in writing with respect to any such Tax or other such governmental charge.

9.1.10 ERISA. Except as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect:

(a) Each Pension Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Applicable Laws; and each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from Federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Obligors, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) Other than routine claims for benefits, there are no pending or, to the knowledge of any Obligor, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan. To the knowledge of any Obligor, there has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or violation of the fiduciary responsibility rules with respect to any Pension Plan that.

(c) No ERISA Event has occurred, and neither the Obligors nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan.

(d) Full payment when due has been made of all amounts which each Borrower, each other Obligor or any Restricted Subsidiaries or any ERISA Affiliate is required, under the terms of each Pension Plan, Multiemployer Plan or Applicable Law, to have paid as contributions to such Pension Plan or Multiemployer Plan as of the date hereof.

(e) None of the Obligors nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities (other than in accordance with Section 4980B of the Code or any similar state law), that may not be terminated by any Borrower, any other Obligor or any Restricted Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f) The present value of all accrued benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount (any such excess, “Unfunded Pension Liabilities”). As of the most recent valuation date for each Multiemployer Plan, the potential liability of any Obligor or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

9.1.11 Disclosure; No Material Misstatements. The reports, financial statements, certificates and other written information, taken as a whole, furnished by or on behalf of the Obligors to the Agent and the Lenders in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that (a) to the extent any such report, financial statement, certificate or other written information was based upon or constitutes a forecast or projection, each Obligor represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such report, financial statement, certificate or other written information (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Obligors make no representation that such projections will be realized) and (b) as to statements, information and reports supplied by third parties, each Obligor represents only that it is not aware of any material misstatement or omission therein. The information included in the Beneficial Ownership Certification most recently delivered under this Agreement is true and correct in all respects.

9.1.12 Insurance. The Obligors have (a) all insurance policies sufficient for the compliance by each of them with all material Applicable Laws and all material agreements and (b) insurance coverage in at least amounts and against such risks (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Obligors. The Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Agent has been named as a lender loss payee with respect to Property loss insurance.

9.1.13 Restriction on Liens. None of the Obligors is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Agent for the benefit of the Secured Parties on or in respect of their Properties that are subject to a Lien under one or more Loan Documents to secure the Obligations, except for Permitted Liens.

9.1.14 Subsidiaries and Capitalization.

(a) Except as set forth on Schedule 9.1.14(a) or as disclosed in writing to the Agent (which shall promptly furnish a copy to the Lenders), which shall be deemed to be a supplement to Schedule 9.1.14(a), the Obligors have no Subsidiaries. The Obligors have no Foreign Subsidiaries.

(b) Schedule 9.1.14(b) lists the owners of all of the authorized and outstanding Equity Interests of each Obligor on the Closing Date, including options and other equity equivalents of the Obligors, together with the amount and percentage of such Equity Interests held by each such owner. All of the outstanding Equity Interests of each Subsidiary of the Obligors is validly issued and free and clear of any and all Liens (other than Permitted Liens).

9.1.15 Location of Business and Offices. Each Obligor’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business or chief executive office, as applicable, is stated on Schedule 9.1.15 (or as set forth in a notice delivered pursuant to Section 10.2.7 and Section 14.3). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business or chief executive office, as applicable, is stated on Schedule 9.1.15 (or as set forth in a notice delivered pursuant to Section 10.2.7 and Section 14.3).

9.1.16 Properties; Titles, Etc.

(a) Subject to Immaterial Title Deficiencies, each of the Obligors has good and defensible title to all of its real Sand Properties and good title to all of its personal Sand Properties, in each case, free and clear of all Liens except Permitted Liens. All leases and agreements necessary for the conduct of the business of the Obligors are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such leases or agreements that would reasonably be expected to result in a Material Adverse Effect.

(b) All of the Sand Mines are described on Schedule 9.1.16(b) attached hereto or have been disclosed in writing as “Sand Mines” to the Agent after the Closing Date, which shall be deemed to be a supplement to Schedule 9.1.16(b). The Obligors possess all of the real property interests necessary for the operation of the Sand Facilities currently operated by the Obligors, and all of the Sand Properties of the Obligors that are reasonably necessary for the operation of such Sand Facilities are in good working condition and are maintained in accordance with prudent business standards.

(c) Each Obligor and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property material to its business (including geological data, geophysical data, engineering data, seismic data, maps and interpretations), and the use thereof by such Obligor and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d) Each Obligor and each of its Restricted Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other marketable property interests in, all Property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Permitted Liens and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.1.17 Maintenance of Properties. Except for such acts or failures to act as would not reasonably be expected to result in a Material Adverse Effect, the Sand Facilities currently operated by the Obligors have been maintained, operated, developed and mined in a good and workmanlike manner and in conformity with all Applicable Laws and in conformity with the provisions of all leases, subleases, agreements or other contracts forming a part of the Sand Properties of the Obligors related thereto. All improvements, fixtures and equipment owned in whole or in part by the Obligors that are necessary for the operation of such Sand Facilities are being maintained in a state adequate to conduct normal operations thereof, other than those the failure of which to maintain in accordance with this Section 9.1.17 would not reasonably be expected to result in a Material Adverse Effect.

9.1.18 Borrowing Base Calculations. The calculation by the Borrowers of the Borrowing Base in any Borrowing Base Report delivered to the Agent and the valuation thereunder is complete and accurate in all material respects as of the date of such delivery.

9.1.19 Validity and Priority of Security Interest. Upon execution and delivery thereof by the parties thereto, the applicable Loan Documents will be effective to create legal and valid Liens on all the applicable Collateral in favor of the Agent for the benefit of the Secured Parties, subject to the effects of Debtor Relief Laws, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and, upon the taking of such actions set forth in the Loan Documents, but subject to any exceptions to the taking of any actions as set forth therein, such Liens (a) constitute perfected Liens on all of the applicable Collateral, (b) have priority over all other Liens on the Collateral, subject to Permitted Liens and the provisions of any applicable Intercreditor Agreement then in existence, and (c) are enforceable against each Obligor, as applicable, granting such Liens.

9.1.20 Swap Obligations. Schedule 9.1.20, as of the Closing Date, and after the date hereof, each report required to be delivered by the Borrowers pursuant to Section 10.1.2(i), sets forth a true and complete list of all Swap Obligations of each Borrower and each other Obligor and its Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements relating thereto and the counterparty to each such agreement.

9.1.21 Use of Loans. The proceeds of the Loans and Letters of Credit shall be used only for the purposes specified in Section 2.1.3. The Obligors and their Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used whether on or following the Closing Date for any purpose which violates the provisions of Regulations T, U or X of the Board.

9.1.22 Solvency. The Obligors and their Restricted Subsidiaries, taken as a whole, are Solvent.

9.1.23 Major Material Contracts. As of the Closing Date, no Obligor or its Restricted Subsidiaries is a party to any Major Material Contract other than those Major Material Contracts set forth on Schedule 9.1.23. Each of the Obligors and their Subsidiaries is in compliance with the terms of the Major Material Contracts, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

9.1.24 Sanctions; Anti-Corruption.

(a) None of Parent, any Obligor or any of their Subsidiaries or, to the knowledge of Parent and such Obligor, any director, officer, employee, or agent of Parent, such Obligor or such Subsidiary, is a Person that is, or is owned or controlled by Persons that are, (i) the target of any Sanction, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(b) Parent, the Obligors and their respective Subsidiaries and, to the knowledge of Obligors and Parent, their respective directors, officers employees and agents, are, and have at all times in the past been, in compliance with all applicable Sanctions and Anti-Corruption Laws. Neither any Obligor or Parent has received notice of any action, suit, proceeding, or investigation against it with respect to Sanctions from any Governmental Authority during the past five (5) years. Each Obligor and Parent has instituted and maintains in effect such policies and procedures reasonably designed to ensure compliance with applicable Sanctions and the Anti-Corruption Laws.

9.1.25 Designation of Senior Debt. The Obligations are “Designated Senior Debt” (or any similar term) under the terms of the documentation governing any Subordinated Debt.

9.1.26 Affiliate Transactions. No Obligor or any of its Restricted Subsidiaries has entered into any transaction after the Closing Date that is not permitted by Section 10.2.14.

9.1.27 Credit Card Agreements. Set forth on Schedule 9.1.27 is a correct and complete list of all of the Credit Card Agreements existing as of the Closing Date among any Obligor, Credit Card Issuers, Credit Card Processors and any of their Affiliates.

Section 10. COVENANTS AND CONTINUING AGREEMENTS.

10.1 Affirmative Covenants. As long as any Commitment or Obligations are outstanding, each Obligor shall, and shall cause each Restricted Subsidiary to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets and results of operations; provided that so long as no Event of Default shall have occurred and be continuing, (i) Agent shall limit the number of inspections to not more than four (4) during any twelve (12) month period, and (ii) not more than one such inspection during any twelve (12) month period shall be at Borrowers’ expense; provided, further, that if an Exam Trigger Period occurred during such year, Obligors shall reimburse Agent for all charges, costs and expenses associated with two inspections in a 12-month period. During any such inspection, Agent and its employees and agents and any employees and agents of any participating Lender shall comply with Borrowers’ standard health and safety policies and procedures. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Agent for all its reasonable and documented charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it deems reasonably appropriate, up to one time per calendar year; and (ii) appraisals of Inventory, up to one time per calendar year; provided, that if (A) an Exam Trigger Period occurred during such year, Obligors shall reimburse Agent for all charges, costs and expenses associated with two examinations and two appraisals in a 12-month period and (B) an examination or appraisal is initiated during an Event of Default, all documented charges, costs and expenses relating thereto shall be reimbursed by Obligors without regard to such limits. Obligors shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) reasonably satisfactory to Agent.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent:

(a) as soon as available, and in any event within 120 days (or, if applicable, such earlier date on which such annual financial statements are required to be filed with the SEC) after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on a consolidated basis for the Applicable Reporting Entity and its Subsidiaries, which consolidated statements shall be audited and certified (without any “going concern” or other qualification, exception or explanatory paragraph (except resulting from (i) the impending maturity of the Obligations within the four fiscal quarter period following the relevant audit date or (ii) any potential future breach of the financial covenants under this Agreement) or any qualification, exception or explanatory paragraph as to the scope of such audit) by a firm of independent certified public accountants of recognized standing selected by Borrower Agent and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) as soon as available, and in any event within 60 days (or, if applicable, such earlier date on which such quarterly financial statements are required to be filed with the SEC) after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income, cash flow and shareholders equity for such Fiscal Quarter and for the portion of the Fiscal Year then lapsed, on a consolidated basis for the Applicable Reporting Entity and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c) while a Trigger Period is in effect (provided, that if a Trigger Period commenced and is no longer in effect, Agent shall receive at least one set of monthly financial statements pursuant to this clause (c)), as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income, cash flow and shareholders equity for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Applicable Reporting Entity and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(d) concurrently with delivery of financial statements under clauses (a) through (c) above, a Compliance Certificate executed by a Senior Officer of Borrower Agent (which shall calculate the Fixed Charge Coverage Ratio if a Covenant Trigger Period is in effect);

(e) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to the Applicable Reporting Entity by its accountants in connection with such financial statements;

(f) concurrently with delivery of financial statements under clause (a) above, projections of Obligors’ consolidated balance sheets, results of operations, cash flow and Availability for the current Fiscal Year, month by month;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor or Parent has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor or Parent files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor or Parent to the public concerning material changes to or developments in the business of such Obligor or Parent;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i) concurrently with any delivery of financial statements under clauses (a) through (c) above, a certificate of a financial officer of Borrower Agent, in form and substance reasonably satisfactory to the Agent, setting forth as of a recent date a reasonably detailed summary of the Swaps to which any Obligor or any of its Subsidiaries is a party on such date;

(j) within five Business Days of the sending or effectiveness thereof, copies of (i) any material statement or report furnished by any Obligor to any other party pursuant to the terms of the Term Loan Documents and not otherwise required to be furnished to the Agent pursuant to this Agreement and (ii) any amendment or modification to the Term Loan Documents;

(k) such other reports and information (financial or otherwise, including financial covenant reporting) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition, ownership or business;

(l) concurrently with any delivery of financial statements under clauses (a) through (c) above, a copy of any Major Material Contract (or material amendment or modification thereto) entered into by any Obligor or any of its Subsidiaries after the Closing Date and not previously delivered to the Agent; and

(m) at any time that any Unrestricted Subsidiaries or Parent are included in the financial statements delivered pursuant to clauses (a) through (c) above, then concurrently with any delivery of such financial statements, a certificate of a financial officer of Borrower Agent setting forth consolidating spreadsheets that show all of the Unrestricted Subsidiaries and Parent and the eliminating entries, in such form as would be presentable to the auditors of the Applicable Reporting Entity, and that summarizes the results of the Obligors and their Restricted Subsidiaries on a stand-alone basis.

Documents, reports and notices required to be delivered pursuant to clauses (a) and (b) (to the extent any such documents are included in materials otherwise filed with the SEC or any similar regulator or Governmental Authority of any jurisdiction) or (g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower Agent shall notify the Agent (by electronic mail) of the posting of any such documents and shall deliver paper copies of such documents to the Agent or any Lender that so requests.

10.1.3 Notices. Notify Agent in writing, promptly (any in any event within five Business Days) after a Borrower’s knowledge thereof, of any of the following affecting an Obligor: (a) the threat in writing or the commencement of any proceeding or investigation, whether or not covered by insurance, that, if adversely determined, would reasonably be expected to have a Material Adverse Effect; (b) the occurrence of any Major Material Contract EOD that has resulted, or would reasonably be expected to result, in liability of any Obligor or any Subsidiary of any Obligor in an aggregate amount in excess of $25,000,000; (c) the early termination of any real property lease that is a Sand Interest; (d) the occurrence of an “Event of Default” under and as defined in the Term Loan Agreement; (e) existence of a Default or Event of Default; (f) any judgment for the payment of money in an amount exceeding $25,000,000; (g) assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA or any Sanction or Environmental Law), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of an ERISA Event; (j) any material change in any accounting or financial reporting practice that affects the calculation of the Borrowing Base or the Fixed Charge Coverage Ratio; (k) any change in any information contained in a Beneficial Ownership Certificate delivered to Agent or any Lender; (l) the discharge, withdrawal or resignation of Obligors’ independent accountants; (m) the opening or move of the Company’s chief executive office, not more than 10 Business Days following such opening or move; or (n) the filing of any Tax lien affecting any Collateral with respect to an amount owing in excess of $1,000,000.

10.1.4 Landlord and Storage Agreements. Promptly upon Agent’s request, provide Agent with copies of all existing agreements between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA and Anti-Terrorism Laws, and maintain all Governmental Approvals necessary for ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Each Obligor and Subsidiary shall maintain such policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), to promote compliance with applicable Anti-

Corruption Laws and Sanctions. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

10.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless (a) such Taxes are being Properly Contested or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with financially sound and reputable insurance companies with respect to the Properties and business of Obligors and Subsidiaries of such type, in such amounts, and with such coverages and deductibles as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

10.1.8 Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect and pay all royalties and other amounts when due under any License, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

10.1.9 Future Subsidiaries. Promptly (and in any event within 10 days) notify Agent if any Person becomes a Subsidiary and deliver any know-your customer or other background diligence information requested by Agent or any Lender with respect to such Subsidiary; and (provided it is not a Foreign Subsidiary, a FSHCO or a Subsidiary of a Foreign Subsidiary or not designated by Borrower Agent as an Unrestricted Subsidiary in accordance with Section 1.6) within 30 days (or such later date as Agent may agree in its reasonable discretion) of such Person becoming a Subsidiary (or an Unrestricted Subsidiary being redesignated as a Restricted Subsidiary) cause it to become a “Borrower” or “Guarantor” under this Agreement and to guaranty and grant Liens securing the Obligations, in each case in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent may reasonably request to evidence and perfect a Lien in favor of Agent on all assets of such Person (other than Excluded Property), including, if requested by Agent, delivery of legal opinions, in form and substance reasonably satisfactory to Agent.

10.1.10 [Reserved].

10.1.11 Post-Closing Obligations. Each Obligor will complete each of the actions that is described in Schedule 10.1.11 as soon as commercially reasonable following the Closing Date, but in any event no later than the date set forth in Schedule 10.1.11 with respect to such action, or such later date as Agent may agree in its sole discretion.

10.1.12 Credit Card Agreements. Each of the Obligors shall: (a) observe and perform all material terms of the Credit Card Agreements to be observed and performed by it at the times set forth therein; and (b) deposit or cause to be deposited all cash received with respect to Credit Card Agreements into a Credit Card Receivables Account subject to a Deposit Account Control Agreement; provided that the maximum amount on deposit in all Credit Card Receivables Accounts shall not exceed $500,000 at any one time.

10.1.13 Operation and Maintenance of Properties.

(a) Maintain all of its material property necessary and useful in the conduct of its business, taken as a whole, in good operating condition and repair (or, in the case of Inventory, in saleable, useable or rentable condition), ordinary wear and tear and casualty excepted, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) operate the Sand Facilities and other material Sand Properties, or cause the Sand Facilities and other material Sand Properties to be operated, in a careful manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Laws, including, without limitation, applicable Environmental Laws, and all other applicable laws, rules and regulations of every Governmental Authority from time to time constituted to regulate the development and operation of the Sand Facilities and the production and sale of sand and minerals therefrom, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(c) keep and maintain all Sand Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted) and preserve, maintain and keep in good repair and working order (ordinary wear and tear and obsolescence excepted) all of its Properties necessary to operate the Sand Facilities, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(d) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Sand Properties and do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(e) promptly perform, or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in the Sand Facilities and other material Sand Properties, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; and

(f) pay, satisfy and obtain the release of all other claims and Liens affecting or purporting to affect title to the Mortgaged Property or any part thereof (other than Permitted Liens), and all costs, charges, interest and penalties on account thereof, including without limitation the claims of all subcontractors and other Persons supplying labor or materials to the Mortgaged Property, and to give the Agent within five Business Days of Agent’s written demand therefor (including by email), evidence reasonably satisfactory to the Agent of the payment, satisfaction or release thereof, except those (i) being contested in good faith by appropriate proceedings and for which the Borrowers or any other Obligor or any Subsidiary of any Obligor, as applicable, has set aside on its books adequate reserves in accordance with GAAP and (ii) the failure to pay, satisfy, or release would not reasonably be expected to result in a Material Adverse Effect.

10.2 Negative Covenants. As long as any Commitment or Obligations are outstanding, each Obligor shall not, and shall cause each Restricted Subsidiary not to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) (i) Debt incurred under the Term Loan Agreement and (ii) Permitted Refinancing Debt incurred to refinance or replace Debt previously incurred in reliance on this clause (b), in each case, in an aggregate principal amount not to exceed an amount at any one time outstanding equal to the result of (x) the sum of (1) $180,000,000 plus (2) additional amounts so long as at the time of incurrence thereof and immediately after giving pro forma effect thereto and the use of proceeds thereof, the Borrowers would be in compliance with a Senior Secured Leverage Ratio on a pro forma basis of less than or equal to 3.00 to 1.00 (and the Borrowers shall, on the date of incurrence of such Debt in reliance on this clause (2), deliver a certificate from a Senior Officer in form and detail reasonably satisfactory to Agent demonstrating compliance with such Senior Secured Leverage Ratio), less (y) the aggregate amount of all payments of the principal of the Debt under the Term Loan Agreement; provided that (A) such Debt incurred in reliance on this clause (b) and the Liens securing such Debt are subject to the Intercreditor Agreement and subordinate to the Agent’s Liens on the ABL Priority Collateral, (B) no Default or Event of Default is then continuing or would result from incurrence thereof and (C) the scheduled maturity date of such Debt is at least 91 days after the Termination Date (Debt incurred in reliance on this clause (b), the “Term Loan Debt”);

(c) Debt that constitutes purchase money Debt or under Capital Leases (or other equipment financing arrangements for mobile excavation equipment, automobiles, trucks, rental equipment or other personal Property (excluding Inventory) to be used in the Ordinary Course of Business) not to exceed in the aggregate principal amount at any one time outstanding the greater of (i) $25,000,000 and (ii) 5.0% of Consolidated Net Tangible Assets;

(d) Debt existing on the Closing Date and not satisfied with the initial Loan proceeds, to the extent set forth on Schedule 10.2.1 hereto and Permitted Refinancing Debt incurred to refinance, replace or extend any such Debt;

(e) Debt with respect to Bank Products;

(f) Debt incurred or assumed in connection with Permitted Acquisitions (including a Permitted Acquisition effectuated by a Permitted Parent Entity Investment), including Debt consisting of indemnities, obligations in respect of earn outs or other purchase price adjustments or similar obligations in connection therewith, not to exceed (i) $50,000,000 or (ii) an unlimited amount so long as, on the date of creation, incurrence or assumption thereof and after giving pro forma effect thereto, the Borrowers would be in compliance on a pro forma basis with a Consolidated Leverage Ratio of no greater than 3.00 to 1.00 as of such time (and the Borrower Agent shall deliver a certificate of a Senior Officer in form and detail reasonably satisfactory to Agent demonstrating compliance with such Consolidated Leverage Ratio);

(g) (i) Permitted Contingent Obligations and (ii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business; provided, that such Debt is extinguished within two Business Days of its incurrence;

(h) Debt incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;

(i) intercompany Debt among the Obligors and their Restricted Subsidiaries permitted under Section 10.2.4; provided, that any such Debt owing by an Obligor to a non-Obligor must constitute Subordinated Debt;

(j) Debt incurred by the Obligors in respect of Credit Card Agreements in the Ordinary Course of Business not to exceed in the aggregate principal amount at any one time outstanding $500,000;

(k) Debt constituting a guaranty by any Obligor or Restricted Subsidiary of other Debt permitted to be incurred under this Section 10.2.1;

(l) Debt and obligations owing under Swap Agreements to the extent permitted under Section 10.2.12;

(m) Debt of any Restricted Subsidiary that is not an Obligor incurred under this clause (m); provided that (i) such Debt is not guaranteed by any Obligor, (ii) the holder of such Debt does not have, directly or indirectly, any recourse to any Obligor, whether by reason of representations or warranties, agreements of the parties, operation of law, or otherwise, (iii) such Debt is not secured by any assets of any Obligor and (iv) the aggregate amount of Debt incurred under this clause (m) shall not exceed $25,000,000;

(n) Debt incurred under this clause (n) and then outstanding in an aggregate principal amount, measured at the time of incurrence and after giving pro forma effect thereto and the use of the proceeds therefrom, not to exceed $35,000,000 at any time;

(o) other unsecured Debt; provided that (i) on the date of incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the Borrowers would be in compliance on a pro forma basis with a Consolidated Leverage Ratio of no greater than 5.00 to 1.00 at such time (and the Borrower Agent shall, on the date of incurrence of such Debt, deliver a certificate of a Senior Officer in form and detail reasonably satisfactory to Agent demonstrating compliance with such Consolidated Leverage Ratio), (ii) no Default or Event of Default shall exist or will result immediately after giving effect to the incurrence of such Debt, (iii) the borrower and the guarantors with respect to such Debt shall only be the Obligors (or if any other Person is a borrower or guarantor in respect of such Debt, such other Person shall become a Guarantor hereunder and under the other Loan Documents pursuant to Section 10.1.9), (iv) the maturity of such Debt is not prior to, and such Debt does not require any scheduled amortization or other scheduled prepayments of principal, prior to, the date that is ninety-one (91) days after the Termination Date and (v) the covenants and events of default governing such Debt shall not be, taken as a whole, materially more restrictive to the Obligors than those under this Agreement;

(p) unsecured Debt arising from loan programs of the Small Business Administration or other Governmental Authorities where the principal thereof is eligible for forgiveness under the applicable program or legislation; provided that the Obligor or Restricted Subsidiary incurring such Debt meets the requirements and criteria for forgiveness under such program or legislation; and

(q) Debt consisting of obligations in respect of letters of credit in an aggregate amount not to exceed $25,000,000 at any one time outstanding solely to the extent such letters of credit are issued when no Person is acting in the capacity of Issuing Bank under this Agreement.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Liens now or hereafter securing the Term Loan Debt, so long as such Liens remain subject to the terms of the Intercreditor Agreement;

(c) Liens securing Debt permitted by Section 10.2.1(c) (other than Liens on Inventory); provided, that (i) such Liens do not secure any Property other than the Property leased or financed by such Debt (provided that individual financings of equipment or other property permitted under Section 10.2.1(c) provided by one lender may be cross collateralized to other financings permitted under Section 10.2.1(c) provided by such lender) and (ii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price or lease payment amount of such Property at the time it was acquired;

(d) Excepted Liens;

(e) Liens on assets that are acquired in a Permitted Acquisition (including a Permitted Acquisition effectuated by a Permitted Parent Entity Investment), securing Debt permitted by Section 10.2.1(f);

(f) Liens arising from precautionary UCC financing statements regarding specifically described assets (which may not include Inventory) that are the subject of an operating lease;

(g) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(h) Liens securing Debt permitted by Section 10.2.1(l) (other than on Accounts and Inventory); provided that at the time of the incurrence thereof, the aggregate outstanding amount of Debt and other obligations secured by Liens under this clause (h) and then-outstanding shall not exceed $10,000,000;

(i) Liens existing on the Closing Date and shown on Schedule 10.2.2;

(j) other Liens; provided that the aggregate outstanding amount of Debt and other obligations secured by Liens under this clause (j) and then-outstanding shall not exceed $35,000,000 at any one time; provided, further, that the holder of any such Debt or obligations (or an agent representative in respect thereof) shall have entered into an intercreditor agreement in form and substance reasonably satisfactory to Agent and the Borrowers (providing, among other things, that the Liens on the ABL Priority Collateral securing such Debt or other obligations shall rank junior to Agent’s Liens on the ABL Priority Collateral);

(k) Liens or rights of setoff against credit balances or cash and Cash Equivalents held in a Credit Card Receivables Account of the Borrowers or any of their Restricted Subsidiaries with Credit Card Issuers or Credit Card Processors to secure indebtedness permitted by Section 10.2.1(j); provided, that the aggregate amount of credit balances or cash or Cash Equivalents subject to such Liens and rights of setoff under this Section 10.2.2(k) shall not exceed $500,000 at any one time;

(l) Liens on the Equity Interests of Unrestricted Subsidiaries pledged by an Obligor on a non-recourse basis to secure Debt incurred by one or more Unrestricted Subsidiaries; and

(m) Liens on cash collateral securing Debt permitted under Section 10.2.1(q).

10.2.3 Distributions; Upstream Payments.

(a) Declare or make any Distributions, except, Obligors and Restricted Subsidiaries may make:

(i) Upstream Payments;

(ii) the Company may declare and make Distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests that do not constitute Disqualified Equity Interests (including exchanges of Equity Interests for different classes);

(iii) Distributions by the Company constituting Permitted Tax Distributions;

(iv) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, repurchases or redemptions of any Equity Interests that are not Disqualified Equity Interests of the Company or Parent held by officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Parent or any Obligor, including any repurchase, retirement or redemption pursuant to stock option plans, employee benefit plans, or any shareholders’ agreement or other similar agreement or arrangement then in effect or upon their death, disability, retirement, severance or termination of employment or service, provided, that the aggregate cash consideration paid for all such redemptions and payments shall not exceed $10,000,000 in any Fiscal Year; provided, further that any unused amount in a Fiscal Year may be carried over to the subsequent Fiscal Year for a maximum amount available under this clause of $15,000,000 in any Fiscal Year;

(v) other cash Distributions by the Company so long as the Payment Conditions are satisfied before and after giving effect thereto;

(vi) to the extent constituting Distributions and without duplication of Section 10.2.14(e)(i), Distributions by the Company to Parent to pay Parent’s overhead costs and expenses incurred in the Ordinary Course of Business (including legal, accounting and other general and administrative expenses) in each case that are reasonable and customary and directly attributable to the ownership or operations of the Company and its Subsidiaries; provided, that no such Distribution may be made in respect of overhead costs and expenses directly attributable to Unrestricted Subsidiaries unless a like amount has been received by the Obligors and their Restricted Subsidiaries from the Unrestricted Subsidiaries;

(vii) Distributions by the Company to the holders of its Equity Interests in an aggregate amount not to exceed $5,000,000 during the term of this Agreement; provided that no Default or Event of Default has occurred and is continuing or would result therefrom;

(viii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, additional cash Distributions by the Company in an aggregate amount not to exceed the Available Equity Amount at the time of such Distribution;

(ix) repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options and (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or restricted stock units;

(x) Distributions by the Company to Parent (or any other Person of which the Company is a direct or indirect Subsidiary) to finance any Investment (including any Permitted Acquisition) permitted under Section 10.2.4 (provided that (x) any Distribution under this clause (a)(x) shall be made substantially concurrently with the closing of such Investment and (y) Parent (or such other parent entity) shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Company or one or more other Obligors, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one or more other Obligors, in order to consummate such Investment in compliance with the applicable requirements of Section 10.2.4 as if undertaken as a direct Investment by the Company or the relevant Obligor) (any such Investment or Permitted Acquisition described in this clause (x), a “Permitted Parent Entity Investment”); and

(xi) Specified IPO Event Transactions; or

(b) create or suffer to exist any encumbrance or restriction on the ability of a Restricted Subsidiary to make an Upstream Payment, except for restrictions (i) under the Loan Documents and the Term Loan Documents, (ii) under Applicable Law, (iii) permitted under Section 10.2.12 and (iv) in effect on the Closing Date as shown on Schedule 10.2.3.

10.2.4 Investments. Make any Investment, other than:

(a) (i) Investments in Subsidiaries to the extent existing on the Closing Date and (ii) Investments existing on the Closing Date and set forth on Schedule 10.2.4, in each case for this clause (a), excluding increases thereof following the Closing Date;

(b) cash and Cash Equivalents;

(c) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business;

(d) intercompany cash Investments (i) solely among Obligors and (ii) by a Restricted Subsidiary that is not an Obligor in any other Restricted Subsidiary that is not an Obligor or an Obligor; provided, that any Investment in the form of a loan or advance shall be evidenced by an intercompany note and, in the case of a loan or advance by any Obligor, pledged by such Person as Collateral pursuant to the Security Documents;

(e) the grant of trade credit in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms, and Investments received in the Ordinary Course of Business in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Investments consisting of lease, utility and other similar deposits in the Ordinary Course of Business;

(g) Permitted Acquisitions;

(h) [Reserved];

(i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Investment in an amount not to exceed the Available Equity Amount at such time;

(j) other Investments (excluding Acquisitions) so long as the Payment Conditions are satisfied before and after giving effect thereto;

(k) other Investments; provided that the aggregate unrecovered/then outstanding amount of Investments made pursuant to this clause (k) shall not exceed, at the time of the making of such Investment and immediately after giving pro forma effect thereto, $5,000,000;

(l) to the extent constituting an Investment, the guarantee by an Obligor of any Debt of an Unrestricted Subsidiary so long as such guarantee is limited solely to a non-recourse pledge of the Equity Interests of such Unrestricted Subsidiary;

(m) Investments, including Investments in Unrestricted Subsidiaries, to the extent funded with, to the extent Not Otherwise Applied, cash proceeds from contributions to the Company’s common equity capital or from the sale of its Equity Interests (other than Disqualified Equity Interests and the proceeds of Cure Amounts and any IPO Event) received by an Obligor after the Closing Date (a “Pass-Through Equity Contribution”) and applied to such Investments within 90 days of the receipt thereof (it being understood and agreed that (x) the Borrower Agent shall provide Agent prior written notice of any such Pass-Through Equity Contribution, which such notice shall designate the applicable cash proceeds as a Pass-Through Equity Contribution and (y) in no event shall any Pass-Through Equity Contribution increase the Available Equity Amount, the Borrowing Base or Liquidity);

(n) Investments in Unrestricted Subsidiaries to the extent funded solely with prepayments from customers in connection with the conveyor project of one or more of the Unrestricted Subsidiaries that are received by an Obligor in cash after the Closing Date (a “Pass-Through Customer Prepayment”) and are substantially contemporaneously contributed to such Unrestricted Subsidiaries (it being understood and agreed that (x) the Borrower Agent shall provide Agent prior written notice of (i) any such Pass-Through Customer Prepayment, which such notice shall designate the applicable cash proceeds as a Pass-Through Customer Prepayment and (ii) if, immediately after giving effect to such Investment on a pro forma basis, a Trigger Period would commence, an updated Borrowing Base Report and (y) in no event shall any Pass-Through Customer Prepayment increase the Available Equity Amount, the Borrowing Base or Liquidity);

(o) to the extent constituting an Investment, Permitted Intercompany Activities; and

(p) Specified IPO Event Transactions.

10.2.5 Disposition of Assets. Make any Disposition, except for as long as no Default or Event of Default exists or would result therefrom, a Disposition constituting:

(a) the sale of Inventory in the Ordinary Course of Business;

(b) the use, transfer or disposition of cash and Cash Equivalents pursuant to any transaction not prohibited by the terms of the Loan Documents;

(c) a Disposition of obsolete, unmerchantable or otherwise unsalable Inventory that is not included in the Borrowing Base;

(d) a transfer of Property by a Restricted Subsidiary or Obligor to another Obligor or solely among Restricted Subsidiaries that are not Obligors;

(e) Distributions permitted under Section 10.2.3 and Investments permitted under Section 10.2.4;

(f) the Disposition of any Equity Interest (i) in a Subsidiary to any Obligor and (ii) in any Unrestricted Subsidiary;

(g) the issuance of Equity Interests (other than Disqualified Equity Interests) in the Company to the extent such issuance does not result in a Change of Control;

(h) the sale or transfer of equipment and other personal property that is no longer necessary for the business of an Obligor or is replaced by equipment or other personal property of at least comparable value and use;

(i) non-exclusive licensing and cross-licensing arrangements involving any technology or other intellectual property of the Company or any Restricted Subsidiary in the Ordinary Course of Business;

(j) the abandonment of any rights, franchises, licenses, or intellectual property that any Obligor reasonably determines are no longer useful in its business or commercially desirable;

(k) the transfer of interests in any Sand Properties, or portions thereof, to which no Sand Reserves are attributed;

(l) the transfer of Property (other than ABL Priority Collateral) in connection with a Casualty Event;

(m) the sale, disposition or other transfer of any Properties (other than Accounts) that are not regulated by clauses (a) through (l) of this Section 10.2.5 having a Fair Market Value not to exceed $10,000,000 in the aggregate during any 12-month period; provided that (i) the Borrower Agent shall deliver an updated Borrowing Base Report prior to giving effect to such sale, disposition, or other transfer if more than 5.0% of the assets included in the most recent calculation of the Borrowing Base are being disposed of pursuant to this clause (m), (ii) no Overadvance shall exist or result therefrom, and (iii) Obligors shall comply with Section 5.2, if applicable;

(n) the sale, disposition or other transfer of any Property (other than Accounts), if such Property is so sold, disposed of or transferred for Fair Market Value; provided that the applicable Obligor or Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, further, that, for purposes of determining what constitutes cash and Cash Equivalents under this clause (n) in connection with any disposition, sale or transfer of any Property (other than with respect to any Disposition of any ABL Priority Collateral), up to $5,000,000 of any Designated Non-Cash Consideration received by the applicable Obligor or such Restricted Subsidiary in respect of such Property, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (n) that is outstanding at the time such Designated Non-Cash Consideration is received, shall be deemed to be cash; provided however (i) the Borrower Agent shall deliver an updated Borrowing Base Report if more than 5.0% of the assets included in the most recent calculation of the Borrowing Base are being disposed of pursuant to this clause (n), (ii) Obligors shall comply with Section 5.2, if applicable, and (iii) no Overadvance shall exist or result therefrom;

(o) the transfer of Property by means of a transaction expressly permitted under Section 10.2.7; and

(p) Specified IPO Event Transactions.

10.2.6 Restrictions on Payment of Certain Debt. Make any voluntary prepayments or other Redemptions with respect to any Junior Debt, except (a) regularly scheduled payments of principal, interest and fees and any Permitted Refinancing Debt, in each case but only to the extent permitted under any subordination agreement relating to such Debt (if applicable), (b) to the extent the Payment Conditions are satisfied with respect thereto or (c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, additional prepayments or Redemptions in an aggregate amount not to exceed the Available Equity Amount at the time of such prepayment or Redemption.

10.2.7 Fundamental Changes. (a) Change its legal name or change its form or state of formation or organization, in each case, without giving Agent at least 10 days prior written notice (or such lesser period as Agent may agree in its sole discretion) and taking such actions as Agent may reasonably request with respect thereto to continue the creation and perfection of Agent’s Liens in any Collateral or the enforceability of the Loan Documents; (b) liquidate, wind up its affairs or dissolve itself; (c) consummate or unwind a Division; (d) effect a Disposition of substantially all its assets; or (e) merge, combine or consolidate with any Person, in each case whether in a single transaction or series of related transactions, except (i) for mergers or consolidations of a wholly-owned Obligor or Restricted Subsidiary with another wholly-owned Obligor or Restricted Subsidiary, provided, that (A) with respect to any merger or consolidation involving a Borrower, a Borrower is the surviving person in such merger or consolidation and (B) with respect to any merger or consolidation involving a Guarantor (unless clause (A) also applies, in which case such clause shall govern), such Guarantor is the surviving person in such merger or consolidation, (ii) Permitted Acquisitions, (iii) Specified IPO Event Transactions, provided that with respect to any merger or consolidation involving an Obligor, the Obligor is the surviving person in such merger or consolidation, and (iv) any non-Obligor Restricted Subsidiary may liquidate or dissolve so long as any remaining assets are transferred to another non-Obligor Restricted Subsidiary or to an Obligor and any Obligor (other than the Company) may liquidate or dissolve so long as any remaining assets of such Obligor are transferred to another Obligor.

10.2.8 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9; or permit any existing Restricted Subsidiary to issue any additional Equity Interests except directors’ qualifying shares or Equity Interests issued to its immediate parent company. Following the Closing Date, the Obligors shall not form or acquire any Foreign Subsidiaries.

10.2.9 Organic Documents. Amend, modify or otherwise change any of its Organic Documents in a manner that would reasonably be expected to be materially adverse to the Lenders.

10.2.10 Accounting Changes. Make any material change in accounting treatment or reporting practices, except in accordance with Section 1.2, or change its Fiscal Year.

10.2.11 Restrictive Agreements. Become a party or be subject to any contract, agreement or understanding (other than those in existence on the Closing Date and set forth on Schedule 10.2.3, this Agreement, the Security Documents, agreements with respect to purchase money Debt or Capital Leases creating Liens permitted by Section 10.2.2(c) (limited to the Property securing such Debt and the proceeds thereof), documents creating Liens which are described in clause (d), (g), (i) or (l) of the definition of “Excepted Liens”, agreements, instruments, and documents executed in connection with Debt permitted under Section 10.2.1(b), 10.2.1(f) (limited to the subject of and Property acquired in such Permitted Acquisition and the proceeds thereof), and 10.2.1(n) (limited to the Property securing such Debt and the proceeds thereof), constituting customary restrictions on assignment in leases and other contracts and customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under this Agreement pending the consummation of such sale) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Sand Property or Property constituting ABL Priority Collateral in favor of the Agent for the benefit of the Secured Parties or restricts any Restricted Subsidiary from paying dividends or making distributions in respect of its Equity Interests to any Obligor.

10.2.12 Swaps. Enter into any Swap, except (i) Swaps to hedge existing or anticipated interest rate risk in respect of Debt permitted pursuant to Section 10.2.1 and (ii) Swaps entered into not for speculative purposes and intended to hedge existing or anticipated risk in respect of commodity prices.

10.2.13 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any businesses or activities that are similar, related, ancillary, incidental or complementary thereto or businesses that are a reasonable extension, development or expansion thereof.

10.2.14 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate (or amend or modify any such transaction) involving aggregate payments or consideration in any Fiscal Year in excess of $500,000, except (a) transactions otherwise expressly permitted by the Loan Documents; (b) compensation to, and the terms of any employment contracts with, individuals who are employees, officers, managers or directors of the Obligors (including, the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans)); (c) transactions solely among Obligors or transactions solely among Restricted Subsidiaries that are not Obligors; (d) transactions with Affiliates entered into prior to the Closing Date, as shown on Schedule 10.2.14; (e) (i) Distributions permitted under Section 10.2.3 (or payment of Parent’s overhead costs and expenses as described in Section 10.2.3(a)(vi) subject to the limitations set forth therein in lieu of Distributions therefor) and (ii) Investments permitted under clauses (a), (d)(ii), (i), (j), (k), (l), (m) and (n) of Section 10.2.4; (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; (g) the issuance and sale of Equity Interests issued by the Company (other than Disqualified Equity Interests) or the amendment of the terms of any Equity Interests issued by the Company (other than Disqualified Equity Interests); (h) Permitted Intercompany Activities; (i) Specified IPO Event Transactions; and (j) reasonable and customary fees and compensation to, the reimbursement of reasonable out of pocket costs of, and indemnities provided on behalf of, officers, directors, and employees of the Obligors (or after the occurrence of an IPO Event, Parent) or any Restricted Subsidiary in their capacity as such; provided, that in the case of clauses (b) and (j) for Persons that also provide services on behalf of any Unrestricted Subsidiary, there is a reasonable allocation of any material costs and expenses for such arrangements as between Borrowers and their Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand.

10.2.15 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.16 Amendments to Subordinated Debt or Term Loan Documents. Amend, supplement or otherwise modify (a) the Term Loan Agreement or any other Term Loan Document in each case except to the extent not prohibited by the Intercreditor Agreement or (b) any document, instrument or agreement relating to any Subordinated Debt, if such modification (i) increases the principal balance of such Debt beyond the amount permitted by Section 10.2.1, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases or adds any recurring fees or charges; (v) modifies any covenant in a manner or adds any covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary than those set forth in this Agreement, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; or (vi) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.2.17 Passive Holding Company. After the occurrence of an IPO Event, Obligors shall cause Parent to not:

(a) engage at any time in any business or activity other than (i) direct or indirect ownership of Equity Interests in the Company and other miscellaneous non-material assets, and making of Investments in, and contributions to, the Company, together with activities related thereto (including engaging in Permitted Parent Entity Investments and other Permitted Acquisitions and Investments permitted hereunder and the drop down of assets acquired thereunder to the Company and its Subsidiaries), (ii) paying Taxes, (iii) exchanges, issuances, sales, repurchases and redemptions of its Equity Interests and activities in connection therewith and related thereto, (iv) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its corporate or other legal existence or to participate in tax, accounting or other administrative matters related to the Company and its Subsidiaries, (v) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities, securities exchanges and to its holders of Equity Interests, (vi) receiving, and holding proceeds of, Distributions permitted hereunder and distributing the proceeds thereof, (vii) providing customary indemnification to officers, directors, employees and agents subject to the terms hereof, and (viii) hiring, maintaining and compensating executives and other employees and consultants to the extent required or incidental to owning Equity Interests in the Company; and (ix) ownership of cash and immaterial properties and assets incidental to the business or activities described in the foregoing clauses of this Section 10.2.17, activities incidental to the business or activities described in the foregoing clauses of this Section 10.2.17 and payment of costs and expenses in connection with the business or activities described in the foregoing clauses of this Section 10.2.17;

(b) (i) create, incur, assume or permit to exist any Debt other than (A) tax liabilities and (B) corporate, administrative and operating expenses in the ordinary course of business or (ii) grant any consensual Lien encumbering any of its properties or assets; or

(c) fail to maintain in full force and effect its legal existence.

10.2.18 Other Amendments. Amend, supplement or otherwise modify the terms and conditions of the Major Material Contracts except to the extent that any such amendment, supplement, modification or change would not reasonably be expected to (i) adversely affect the interests of the Agent or the Lenders in any material respect or (ii) result in a Material Adverse Effect. For the avoidance of doubt, this section shall not prohibit or restrict the expiration or termination of a Major Material Contract in accordance with the terms thereof.

10.3 Fixed Charge Coverage Ratio. As long as any Commitment or Obligations are outstanding, Obligors shall maintain a Fixed Charge Coverage Ratio as of the last day of each four Fiscal Quarter period of at least 1.0 to 1.0 while a Covenant Trigger Period is in effect, measured for the most recent four Fiscal Quarter period ending on the last day of the most recently ended Fiscal Quarter for which financial statements were delivered hereunder prior to the Covenant Trigger Period and each four Fiscal Quarter period ending thereafter until the Covenant Trigger Period is no longer in effect.

Section 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT.

11.1 Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Borrower fails to pay (i) any principal on any Loan or any Letter of Credit reimbursement (to the extent such Letter of Credit reimbursement obligation is not refinanced with the proceeds of Base Rate Loans in accordance with Section 2.2.2(a) at a time when the conditions in Section 6.2 are satisfied) when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any interest, any fee or any other amount (other than an amount referred to in subclause (i) above) payable under any Loan Document when due and such failure under this subclause (ii) continues unremedied for a period of five (5) Business Days;

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) An Obligor or Restricted Subsidiary (or, in the case of Section 10.2.17, Parent) breaches or fails to perform any covenant contained in (i) Section 7.4.1, 7.5, 7.7, 8.2.4, 8.2.5, 8.5, 10.1.1, 10.1.3, 10.1.9, 10.1.11, 10.2 or 10.3 or (ii) Section 7.3.2, 8.1, 8.2.1, 8.3.1 or 10.1.2 and such failure under this clause (ii) shall continue unremedied for a period of five Business Days (provided, that if a Trigger Period is then in effect, the grace period under this clause (ii) with respect to Section 8.1, 8.2.1 and 8.3.1 shall be reduced to two Business Days);

(d) An Obligor or Restricted Subsidiary breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor or Restricted Subsidiary has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; it is unlawful for an Obligor to perform any of its obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any Security Document after delivery thereof shall cease to create a valid and perfected Lien of the priority required thereby on any Collateral having a Fair Market Value in excess of $10,000,000 and that is purported to be encumbered thereby (other than as a result of the acts or omissions of the Agent), except to the extent permitted by the terms of this Agreement or any other Loan Document, or any Obligor or any of their Subsidiaries shall so state in writing;

(g) (i) Any Obligor or Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt or any Term Loan Debt, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace or (ii) (A) any event or condition occurs that results in any Material Debt or any Term Loan Debt becoming due prior to its scheduled maturity or (B) any event or condition occurs that enables or permits (after giving effect to all applicable notice and cure periods) the holder or holders of any Material Debt or Term Loan Debt or any trustee or agent on its or their behalf to cause any Material Debt or Term Loan Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Obligor or Restricted Subsidiary to make an offer in respect thereto;

(h) (i) one or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) or (ii) any one or more final non-monetary judgments that have resulted in, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, in either case, shall be rendered against any Obligor or any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed (by reason of a pending appeal or otherwise), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor or Restricted Subsidiary to enforce any such judgment;

(i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or Restricted Subsidiary or any of their debts, or of a substantial part of any of their assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or Restricted Subsidiary or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) Any Obligor or Restricted Subsidiary shall (i) voluntarily commence any Insolvency Proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 11.1(i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or Restricted Subsidiary or for a substantial part of any of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) Any Obligor or Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, in an aggregate amount for all events exceeding $25,000,000; or

(m) A Change of Control occurs.

11.2 Remedies upon Default. If an Event of Default under Section 11.1(i) or (j) occurs with respect to any Obligor or Parent, then to the extent permitted by Applicable Law, all Obligations (including Secured Bank Product Obligations only to the extent provided in applicable agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a premises owned or leased by an Obligor designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4 Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against the Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6 Right to Cure.

11.6.1 Notwithstanding anything to the contrary contained in Sections 11.1 through 11.5, in the event that the Obligors fail to comply with the requirements of Section 10.3, the Company shall have the right, during the period beginning at the end of the last Fiscal Quarter of the applicable test period and until the tenth (10th) Business Day after the date on which financial statements with respect to such test period for which such covenant is being measured are required to be delivered pursuant to Section 10.1.2 (such date, the “Cure Deadline”), to include the cash proceeds of an equity contribution to, or the cash proceeds of an issuance of common Equity Interests of, the Company (or other Equity Interests reasonably acceptable to Agent), in each case, received by the Company in cash after the last day of such test period and prior to the Cure Deadline (the “Cure Right”) in EBITDA for the purposes of calculating the Fixed Charge Coverage Ratio under Section 10.3, and upon the receipt by the Company of such cash proceeds pursuant to the exercise of the Cure Right (the “Cure Amount”), the Fixed Charge Coverage Ratio shall be recalculated, giving effect to a pro forma increase to EBITDA for such test period in an amount equal to such Cure Amount; provided that such pro forma adjustment to EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under Section 10.3 with respect to any period that includes the Fiscal Quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document (including any other use of the Fixed Charge Coverage Ratio).

11.6.2 If, after the receipt of the Cure Amount and the recalculations pursuant to Section 11.6.1 above, the Obligors shall then be in compliance with the requirements of Section 10.3 as of the last day of the applicable Fiscal Quarter, the Obligors shall be deemed to have satisfied the requirements of Section 10.3 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred shall be deemed cured; provided that (a) the Cure Right may be exercised on no more than five (5) occasions, (b) in each four Fiscal Quarter period, there shall be at least two Fiscal Quarters in respect of which no Cure Right is exercised, (c) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Obligors to be in compliance with Section 10.3, (d) all Cure Amounts shall be disregarded for purposes of determining any baskets or ratios with respect to the covenants contained in the Loan Documents and (e) there shall be no pro forma reduction in Debt (by netting or otherwise) or Consolidated Interest Expense with the proceeds of any Cure Amount for determining compliance with Section 10.3 for the test period for which such Cure Amount is deemed applied.

11.6.3 Prior to the Cure Deadline if Borrower Agent notifies Agent of its intent to cure, neither Agent nor any Lender shall exercise any rights or remedies under Section 11 (or under any other Loan Document available during the continuance of any Default or Event of Default) solely on the basis of any actual or purported failure to comply with Section 10.3 unless such failure is not cured by the Cure Deadline (it being understood that this sentence shall not have any effect on the rights and remedies of the Agent or the Lenders with respect to any other Default or Event of Default pursuant to any other provision of any Loan Document other than breach of Section 10.3); provided, that the Agent and the Lenders shall have no obligation to make any Loans, and the Issuing Banks shall have no obligation to issue any Letters of Credit, prior to receipt of the Cure Amount or such Default or Event of Default is otherwise cured or waived.

Section 12. AGENT.

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base in accordance with the terms of this Agreement, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2 Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction, even if a Default exists. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through employees and agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could expose any Agent Indemnitee to potential liability.

12.2 Agreements Regarding Collateral and Borrower Materials

12.2.1 Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower Agent certifies in writing is a Permitted Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; (d) subject to Section 14.1, with the consent of Required Lenders; or (e) constituting real property interests upon the occurrence of a Release Event with respect thereto. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party’s behalf.

12.2.2 Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act on any Communication and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral. Agent is hereby authorized to file a proof of claim and vote claims for the Obligations in any proceeding under the Bankruptcy Code. At any foreclosure or other realization event with respect to the Collateral (including any 363 sale pursuant to the Bankruptcy Code), Agent shall be entitled to credit bid the Obligations and establish vehicles and procedures therefor.

12.5 Ratable Sharing. If any Secured Party obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Secured Party shall forthwith purchase from the other Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Secured Party, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Secured Party shall set off against a Deposit Account without Agent’s prior consent.

12.6 Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrower Agent. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2 Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. No act by Agent, including any consent, amendment, acceptance of assignment or due diligence by Agent, shall be deemed to constitute a representation by Agent to any Secured Party as to any matter, including whether Agent has disclosed material information in its possession. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

12.10 Remittance of Payments and Collections.

12.10.1 Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Recovery of Erroneous Payments. Without limitation of any other provision herein, if at any time Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by Borrowers at such time, where such payment is a Rescindable Amount, then in any such event each Secured Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by it to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party was comprised, in whole or in part, of a Rescindable Amount.

12.10.3 Distributions. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11 Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12 Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13 Certain ERISA Matters.

12.13.1 Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c)(i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

12.13.2 Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.14 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 12, 14.3.3 and 14.17, and agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.15 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

Section 13. BENEFIT OF AGREEMENT; ASSIGNMENTS.

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents; provided that no participation may be sold to a Defaulting Lender or one or more natural persons (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person). Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.7, 3.9 and 5.8 (subject to the requirements and limitations therein, including the requirements under Section 5.9 (it being understood that the documentation required under Section 5.9 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided that such Participant (i) agrees to be subject to the provisions of Section 13.4 as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; and (ii) shall not be entitled to receive any greater payment under Section 3.7 or 5.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 13.4 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Sections 5.5 and 12.5 as though it were a Lender.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3 Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations (the “Participant Register”). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4 Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2 Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees. No assignment or participation may be made to Parent, an Obligor, an Affiliate of an Obligor or Parent (including Bud Brigham and the Brigham Family), a Defaulting Lender or one or more natural persons (or a holding company, investment vehicle or trust for, or owned and operating for the primary benefit of, a natural person). Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4 Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4 Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 180 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

Section 14. MISCELLANEOUS.

14.1 Consents, Amendments and Waivers

14.1.1 Amendment. No Modification of a Loan Document shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that:

(a) without the prior written consent of Agent, no Modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no Modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no Modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2 and excluding any waiver of the Default Rate of interest); (iii) extend the Termination Date applicable to such Lender’s Obligations; (iv) change Section 5.5.2 or any other provision hereof in a manner that alters the ratable reduction of Commitments or the pro rata sharing of payments; or (v) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no Modification shall (i) alter this Section 14.1.1; (ii) amend the definition of (A) Pro Rata, (B) Required Lenders, or (C) Borrowing Base, Accounts Formula Amount or Inventory Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability; (iii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Debt or other obligation; (iv) subordinate, or have the effect of subordinating, the Liens on the ABL Priority Collateral securing the Obligations to Liens securing any other Debt or other obligation; (v) release all or substantially all Collateral; (vi) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; or (vii) change any Loan Document provision requiring consent or action by all Lenders; and

(e) if Real Estate secures any Obligations, no Modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by Flood Laws or as otherwise satisfactory to all Lenders.

14.1.2 Limitations. Notwithstanding anything in any Loan Document to the contrary, Agent may make or adopt Conforming Changes from time to time in consultation with Borrower Agent and any amendment or notice implementing such changes will become effective without further action or consent of any other party; provided, that Agent shall post or otherwise provide same to Borrowers and Lenders reasonably promptly after it becomes effective. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for Modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to Modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified. Each Lender irrevocably authorizes the Agent of its behalf, and without further consent of any Lender (but with the consent of Borrowers and the Agent), to amend and restate this Agreement and other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have been terminated, such Lender shall have no other commitment or other obligation hereunder and shall have be paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

14.1.3 Corrections. Without action or consent by any other party to this Agreement, (a) Agent and Borrower Agent may amend a Loan Document to cure an ambiguity, omission, mistake, typographical error, or other defect in any provision, schedule or exhibit thereof; and (b) Agent may revise Schedule 1.1 to reflect changes in Commitments from time to time.

14.2 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. Notwithstanding the foregoing, in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. The Obligors’ obligations under this Section 14.2 shall be subject to the Legal Expenses Limitation. This Section 14.2 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

14.3 Notices and Communications

14.3.1 Notice Address. Subject to Section 14.3.2, all Communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. In addition, a Communication from Agent to Lenders or Obligors may, to the extent permitted by law, be delivered electronically (i) by transmitting the Communication to the electronic address specified to Agent in writing by the applicable Lender or Borrower Agent from time to time, or (ii) by posting the Communication on a website and sending the Lender or Borrower Agent notice (electronically or otherwise) that the Communication has been posted and providing instructions (at such time or prior to delivery of such Communication) for viewing it. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if provided electronically by Agent to Lenders or Obligors, when the Communication (or notice advising of its posting to a website) is sent to the Lender’s or Borrower Agent’s electronic address. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2 Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent and Borrower Agent. Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents except as expressly provided herein.

14.3.3 Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if requested by Agent) to an electronic system maintained by it (“Platform”). Borrower Agent shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system except to the extent that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Agent Indemnitee. Agent may, but is not obligated to, make Communications available to Obligors and Lenders by posting them on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or other electronic platform.

14.3.4 Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, which should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor’s securities.

14.3.5 Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of an Obligor even if it is not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, vary from an earlier Communication or later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any Communication purportedly given by or on behalf of any Obligor, except to the extent that such liabilities, losses, costs or expenses are determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3.6 Reliance on Communications. No Secured Party shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with an Electronic Signature transmitted by telecopy, emailed .pdf or other electronic means). Secured Parties may rely on, and shall incur no liability under or in respect of any Loan Document by acting on, any Communication (which may be a fax, electronic message, internet or intranet website posting, or other distribution, or signed by an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Agent shall be entitled to rely on the e-mail addresses and telephone numbers provided by Obligors, Lenders and their authorized representatives. Each Obligor hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document or other Communication based solely on the lack of a paper original copy thereof, and (b) waives any claim against any Indemnitee for liabilities arising from its reliance on or use of Electronic Signatures, including liabilities relating to an Obligor’s failure to use a security measure in connection with execution, delivery or transmission of an Electronic Signature.

14.4 Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of an Obligor under any Loan Documents (to the extent such Obligor has failed to do so on or prior to the date required for such performance) to (a) after the occurrence and during the continuation of an Event of Default, enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or, after the occurrence and during the continuation of an Event of Default, realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All documented out-of-pocket payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, within one Business Day of written demand therefor, with interest from the date of Agent’s demand therefor until paid in full, at the rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Execution; Electronic Records. Any Loan Document, including any required to be in writing, may (if agreed by Agent) be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with any Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Person’s business, and may destroy the original paper document. Any Communication in the form or format of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification and regardless of the appearance or form of such Electronic Signature; and (c) upon request by Agent, any Loan Document using an Electronic Signature shall be promptly followed by a manually executed original counterpart.

14.9 Entire Agreement. This Agreement shall be effective when executed by Agent and when Agent has received counterparts hereof that, taken together, bear the signature of each other party hereto. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand;

(ii) Obligors have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors, attorneys, consultants, service providers and other representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Commitments. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13 [Reserved].

14.14 GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15 Consent to Forum

14.15.1 Forum. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2 Other Jurisdictions. Nothing herein shall limit the right of Agent to bring proceedings against any Obligor in any other court Agent deems necessary or appropriate in order to realize on the Collateral or other security for the Obligations or enforce any judgment, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.16 Waivers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OBLIGOR WAIVES (A) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH AN OBLIGOR MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (B) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (C) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (D) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (E) NOTICE OF ACCEPTANCE HEREOF. EACH OBLIGOR ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT, ISSUING BANK AND LENDERS ENTERING INTO THIS AGREEMENT AND THAT THEY ARE RELYING UPON THE FOREGOING IN THEIR DEALINGS WITH OBLIGORS. EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES IN ANY WAY RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATING HERETO (BUT WITHOUT LIMITATION TO THE INDEMNITEES ABILITY TO REQUEST INDEMNIFICATION FOR SUCH DAMAGES INCURRED BY INDEMNITEES AS PART OF A THIRD PARTY CLAIM) (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 14.16. Each party hereto has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.17.1 Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.17.2 Definitions. As used in this Section, (a) ”BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) ”Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) ”QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

14.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.19 Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

14.20 Intercreditor Agreement.

14.20.1 Acknowledgment. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof as if such Lender was a signatory thereto. Each Lender (and each Person that agrees to become a Lender pursuant to Section 13) hereby authorizes and directs Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Agent, in its capacity thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

14.20.2 General. Notwithstanding anything to the contrary herein, Agent’s Liens and the exercise of any right or remedy by Agent under this Agreement or any other Loan Document against the Collateral are subject to the provisions of the Intercreditor Agreement. In the event of a conflict between this Agreement or any other Loan Document and the Intercreditor Agreement, the Intercreditor Agreement will control.

14.21 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

ATLAS SAND COMPANY, LLC, a Delaware limited liability company

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer
Address:
5918 Courtyard Drive, Suite 500 Austin, TX 78730 Attn: John Turner and Brian Leveille

Signature Page to

Loan, Security and Guaranty Agreement (Atlas Sand)

GUARANTORS:

ATLAS SAND CONSTRUCTION, LLC, a Texas limited liability company

By: Atlas Sand Company, LLC, its sole member

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

ATLAS SAND EMPLOYEE COMPANY, LLC, a Texas limited liability company

By: Atlas Sand Company, LLC, its sole member

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

ATLAS SAND EMPLOYEE HOLDING COMPANY, LLC, a Texas limited liability company

By: Atlas Sand Company, LLC, its sole member

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

Signature Page to

Loan, Security and Guaranty Agreement (Atlas Sand)

FOUNTAINHEAD LOGISTICS EMPLOYEE COMPANY, LLC, a Texas limited liability company

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

FOUNTAINHEAD LOGISTICS, LLC, a Texas limited liability company

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

ATLAS SAND CONSTRUCTION EMPLOYEE, LLC, a Texas limited liability company

By: Atlas Sand Company, LLC, its sole member

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

Address for Guarantors:

5918 Courtyard Drive, Suite 500 Austin, TX 78730 Attn: John Turner and Brian Leville

Signature Page to

Loan, Security and Guaranty Agreement (Atlas Sand)

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and Lender

By:	/s/ Jason Stowe
Name:	Jason Stowe
Title:	Vice President
Address:
901 Main Street, 11th Floor
Mailcode TX1-492-11-23
Dallas, TX 75202
	Attn:	Tanner Pump
	Fax:	214.209.4766

Signature Page to

Loan, Security and Guaranty Agreement (Atlas Sand)

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Andrew B. Vernon
Name:	Andrew Vernon
Title:	Authorized Signatory

Signature Page to

Loan, Security and Guaranty Agreement (Atlas Sand)

EXHIBIT A

to

Loan, Security and Guaranty Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (“Assignment”) is dated as of the Effective Date set forth below, between the Assignor (“Assignor”) and Assignee (“Assignee”) identified below. Capitalized terms are used herein as defined in the Loan Agreement described below (“Loan Agreement”), receipt of a copy of which is acknowledged by Assignee. The Standard Terms and Conditions set forth in the Annex attached hereto (“Standard Terms”) are incorporated by reference and made a part of this Assignment as if fully set forth herein.

For valuable consideration hereby acknowledged, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, as of the Effective Date and subject to and in accordance with the Standard Terms and Loan Agreement, (a) all of Assignor’s rights and obligations in its capacity as a Lender under the Loan Documents in the amount and percentage interest shown below (including all outstanding rights and obligations under the Loan Agreement relating to outstanding Loans and Letters of Credit thereunder) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, Loan Documents or loan transactions governed thereby, or in any way based on or related to any of the foregoing, including all contract claims, tort claims, malpractice claims, statutory claims, and other claims at law or in equity related to the rights and obligations assigned pursuant to clause (a) above (the rights and obligations assigned by Assignor to Assignee pursuant to clauses (a) and (b) above being, collectively, the “Assigned Interest”). This sale and assignment is without recourse to Assignor and, except as expressly provided herein, without representation or warranty by Assignor.

1. Assignor:

2. Assignee:

3. Borrowers: Atlas Sand Company, LLC

4. Agent: Bank of America, N.A., as Agent under the Loan Agreement

5. Loan Agreement: Loan, Security and Guaranty Agreement dated as of February 22, 2023, as amended, among Borrowers, Agent and certain financial institutions as Lenders

6.	Assigned Interest:

Amount of Commitment Assigned	Aggregate Commitments of all Lenders	Assigned Percentage of Aggregate Commitments
$	$	%

Exhibit A — Page 1

7. Effective Date of Assignment (to be inserted by Agent and which shall be the effective date of recordation of transfer by Agent in the loan register): __________________, 20__

[Remainder of Page Intentionally Left Blank]

Exhibit A – Page 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

[Consented to:

By:
Name:
Title:][1]

[1]	If applicable.

Signature Page to

Assignment and Assumption

ANNEX TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1. Representations and Warranties.

1.1. Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Obligors, their Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by any Obligors or any such Subsidiaries, Affiliates or other Persons of any of their respective obligations under any Loan Document.

1.2. Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is an Eligible Assignee and meets all requirements to be an assignee under the terms of the Loan Agreement (subject to any consents required under the Loan Agreement), (iii) from and after the Effective Date, Assignee shall be bound by the provisions of the Loan Agreement and other Loan Documents as a Lender and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and of such Loan Documents as it has deemed appropriate, and has received or been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Loan Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it in connection with this Assignment pursuant to the terms of the Loan Agreement or otherwise reasonably requested by Agent, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, Assignor or any other Lender, and based on such documents and information as Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by Assignee as a Lender.

Exhibit A — Annex

Assignee represents and warrants, as of the Effective Date, to and covenants from the Effective Date to the date such Person ceases being a Lender under the Loan Agreement, for the benefit of Assignor, Agent, Arranger(s) and their respective Affiliates, and not (for the avoidance of doubt) to or for the benefit of any Obligor, that at least one of the following is and will be true: (w) Assignee is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, Letters of Credit or Commitments; (x) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and acquisition and holding of the Assigned Interest; (y) (I) Assignee is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (II) such Qualified Professional Asset Manager made the investment decision on behalf of Assignee to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Agreement, and to acquire and hold the Assigned Interest, (III) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and the acquisition and holding of the Assigned Interest, satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (IV) to the best knowledge of Assignee, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and acquisition and holding of the Assigned Interest; or (z) such other representation, warranty and covenant as may be agreed in writing between Assignor in its sole discretion, Agent in its sole discretion and Assignee.

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which accrue on and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit A — Annex

EXHIBIT B

to

Loan, Security and Guaranty Agreement

COMPLIANCE CERTIFICATE

    DATE: __________, 20_

This Compliance Certificate (this “Certificate”) is given by ATLAS SAND COMPANY, LLC, a Delaware limited liability company (“Borrower Agent”), pursuant to Section 10.1.2(d) of that certain Loan, Security and Guaranty Agreement dated as of February 22, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower Agent, the other Borrowers and Guarantors from time to time party thereto, the financial institutions from time to time party to the Loan Agreement (the “Lenders”), and BANK OF AMERICA, N.A., as agent for the Lenders (in such capacity, “Agent”). Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement and all applicable calculations set forth herein shall be calculated in the manner required by the Loan Agreement.

The officer executing this Certificate is the [chief financial officer] of Borrower Agent and as such is duly authorized to execute and deliver this Certificate in his/her representative capacity on behalf of Obligors. By so executing this Certificate, Borrower Agent hereby certifies to Agent that:

1. the financial statements delivered with this Certificate in accordance with Section 10.1.2 of the Loan Agreement fairly present, in all material respects and in accordance with GAAP, the financial position and results of operations of Obligors as of, and for the respective periods ending on, the dates of such financial statements[, subject to normal year-end adjustments and absence of footnotes]2;

2. the undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or caused to be made under his/her supervision, a detailed review of the transactions and financial condition of Obligors during the accounting period covered by such financial statements;

3. no Default or Event of Default has occurred and is continuing or existed during such fiscal period, except as set forth in Schedule 1 attached hereto, which includes a description of the nature and status and period of existence of such Default or Event of Default, if any;

4. during such fiscal period, Obligors have engaged in the transactions set forth on Schedule 2 attached hereto for which Obligors relied on compliance with the Payment Conditions test, and the Payment Conditions were satisfied at the time of each such transaction;3 and

[2]	Include only for quarterly or monthly financial statements.
[3]	Include only transactions for which a certificate was not previously delivered in accordance with clause (c) of the definition of Payment Conditions.

Exhibit B — Page 1

5. the representations and warranties of Obligors contained in Section 9 of the Loan Agreement or any other Loan Document are true and correct in all material respects (without duplication of any materiality qualification applicable thereto) as of the date hereof, except for representations and warranties that expressly apply only on an earlier date, which are true and correct in all material respects (or all respects, as applicable) as of such earlier date.

[Remainder of page intentionally left blank; signature page follows]

Exhibit B — Page 2

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of ________, ____.

ATLAS SAND COMPANY, LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page to

Compliance Certificate

Schedule 1

to

Compliance Certificate

Defaults or Events of Default

Exhibit B — Schedule 1

Schedule 2

to

Compliance Certificate

Payment Conditions Transactions

[See attached.]

Exhibit B — Schedule 2

SCHEDULE 1.1(a)

to

Loan, Security and Guaranty Agreement

COMMITMENTS OF LENDERS

Schedule 1.1

SCHEDULE 1.1(b)

to

Loan, Security and Guaranty Agreement

SPECIFIED FOREIGN ACCOUNT DEBTORS

Schedule 1.1

SCHEDULE 6.1(o)

to

Loan, Security and Guaranty Agreement

CLOSING DATE MORTGAGED PROPERTY

Schedule 7.3

SCHEDULE 7.3

to

Loan, Security and Guaranty Agreement

PLEDGED COLLATERAL

Schedule 7.3

SCHEDULE 7.5

to

Loan, Security and Guaranty Agreement

COMMERCIAL TORT CLAIMS

Schedule 7.3

SCHEDULE 8.2.1

to

Loan, Security and Guaranty Agreement

BORROWING BASE REPORTING

SCHEDULE 8.4

to

Loan, Security and Guaranty Agreement

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Schedule 8.4

SCHEDULE 8.6.1

to

Loan, Security and Guaranty Agreement

BUSINESS LOCATIONS

Schedule 8.6.1

SCHEDULE 9.1.6

to

Loan, Security and Guaranty Agreement

ENVIRONMENTAL MATTERS

Schedule 9.1.6

SCHEDULE 9.1.14(a)

to

Loan, Security and Guaranty Agreement

OBLIGORS AND SUBSIDIARIES

Schedule 9.1.14(a)

SCHEDULE 9.1.14(b)

to

Loan, Security and Guaranty Agreement

CAPITALIZATION

Schedule 9.1.14(b)

SCHEDULE 9.1.15

to

Loan, Security and Guaranty Agreement

ENTITY INFORMATION

Schedule 9.1.15

SCHEDULE 9.1.16(b)

to

Loan, Security and Guaranty Agreement

SAND MINES

Schedule 9.1.16(b)

SCHEDULE 9.1.20

to

Loan, Security and Guaranty Agreement

SWAP OBLIGATIONS

Schedule 9.1.20

SCHEDULE 9.1.23

to

Loan, Security and Guaranty Agreement

MAJOR MATERIAL CONTRACTS

Schedule 9.1.23

SCHEDULE 9.1.27

to

Loan, Security and Guaranty Agreement

CREDIT CARD AGREEMENTS

Schedule 9.1.27

SCHEDULE 10.1.11

to

Loan, Security and Guaranty Agreement

POST-CLOSING MATTERS

Schedule 10.1.11

SCHEDULE 10.2.1

to

Loan, Security and Guaranty Agreement

EXISTING DEBT

Schedule 10.2.1

SCHEDULE 10.2.2

to

Loan, Security and Guaranty Agreement

EXISTING LIENS

Schedule 10.2.2

SCHEDULE 10.2.3

to

Loan, Security and Guaranty Agreement

RESTRICTIVE AGREEMENTS

Schedule 10.2.3

SCHEDULE 10.2.4

to

Loan, Security and Guaranty Agreement

EXISTING INVESTMENTS

Schedule 10.2.4

SCHEDULE 10.2.14

to

Loan, Security and Guaranty Agreement

EXISTING AFFILIATE TRANSACTIONS

Schedule 10.2.14